                                  SCHEDULE 14A
                                (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               DIGITAL LAVA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          COMMON STOCK, PAR VALUE $0.0001
          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          NOT APPLICABLE
          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          NOT APPLICABLE
          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $700,000
          ---------------------------------------------------------------------
     (5)  Total fee paid:

          $140.00
          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                DIGITAL LAVA INC.
                          13160 MINDANAO WAY, SUITE 350
                        MARINA DEL REY, CALIFORNIA 90292

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                OCTOBER 30, 2001


        A Special Meeting of Stockholders (the "Special Meeting") will be held at 10:00 a.m. on October 30, 2001 at 13160 Mindanao Way, Suite 350, Marina del Rey, California 90292.

        The purposes of the Special Meeting will be:

        1. To approve and adopt the Plan of Liquidation and Dissolution attached as Exhibit A to the Proxy Statement (Proposal No. 1); and

        2. If the Plan of Liquidation and Dissolution is approved, to approve the terms of the Asset Purchase Agreement, dated as of September 19, 2001, by and between Digital Lava and Interactive Video Technologies, Inc. attached as Exhibit B to the Proxy Statement (Proposal No. 2).

        Our Board of Directors has fixed the close of business on September 30, 2001 as the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Only holders of record of common stock of Digital Lava at the close of business on the record date will be entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying Proxy Statement.

           Enclosed is a proxy card which will enable you to vote your shares on the matters to be considered at the Special Meeting. Whether or not you intend to attend the Special Meeting in person, you are requested to complete, sign, date and promptly return the enclosed proxy card in the accompanying postage-paid envelope, which you may revoke at any time prior to its use at the Special Meeting. The prompt return of your proxy will save expenses involved in further communication.

           WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING EITHER BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY AS SOON AS POSSIBLE.


                                           By Order of the Board of Directors,

                                           Bennet Lientz, Jr.
                                           Chief Financial Officer

Marina Del Rey, California
October      , 2001

                    QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposals. You should still carefully read this Proxy Statement in its entirety, including the attached exhibits.

Q: WHAT WILL BE VOTED ON AT THE SPECIAL MEETING?

A: At the Special Meeting, stockholders will vote on: (1) a proposal to approve a Plan of Liquidation and Dissolution attached as Exhibit A (the "Plan of Liquidation" or the "Plan"); and (2) if the Plan of Liquidation is approved, a proposal to approve a sale of substantially all of our assets to Interactive Video Technologies, Inc. ("IVT") pursuant to the terms of the Asset Purchase Agreement attached as Exhibit B (the "Asset Purchase Agreement").

Q: WHAT DOES THE PLAN OF LIQUIDATION ENTAIL?

A: The Plan of Liquidation provides for the liquidation, winding up and dissolution of Digital Lava. If the Plan of Liquidation is approved, we will sell all of our assets, satisfy our contractual obligations and make liquidating distributions to our stockholders of Digital Lava's net available assets. By the terms of the Plan of Liquidation, stockholder approval of the Plan will also constitute stockholder approval of the sale of all or substantially all of Digital Lava's assets in one or more transactions. However, assuming stockholders approve the Plan of Liquidation, we will also seek stockholder approval of the sale of assets pursuant to the Asset Purchase Agreement.

Q: WHAT IS DIGITAL LAVA ENTITLED TO RECEIVE FOR THE ASSETS PROPOSED TO BE SOLD TO IVT?

A: On September 19, 2001, Digital Lava entered into an agreement pursuant to which IVT will acquire substantially all of our assets for $700,000 in cash and will assume certain liabilities and obligations of Digital Lava (the "Asset Sale"). Digital Lava will remain responsible for certain of its liabilities and obligations following the Asset Sale, which will be satisfied from a portion of the proceeds of the Asset Sale. The Asset Purchase Agreement is subject to approval of the Plan of Liquidation by the Digital Lava stockholders and other closing requirements.

Q: WHAT WILL HAPPEN IF THE PLAN OF LIQUIDATION IS NOT APPROVED?

A: If the Plan of Liquidation is not approved, then no immediate distributions of cash will be made to stockholders and the Asset Purchase Agreement between Digital Lava and IVT will automatically terminate. However, if we are unable to complete the Asset Sale or a similar strategic alternative immediately, we will not be able to continue as a going concern. As previously announced, we will have insufficient cash to continue normal operations and would likely become insolvent in the very near future. In such event we would be required to cease operations and file Chapter 7 bankruptcy proceedings.

Q: WHAT WILL HAPPEN IF THE STOCKHOLDERS APPROVE THE PLAN OF LIQUIDATION BUT NOT THE ASSET SALE, OR IF THE ASSET SALE IS NOT COMPLETED?

A: If the proposed Asset Sale is not completed, even though the stockholders approve the Plan of Liquidation, Digital Lava will still proceed with the orderly liquidation of our assets to other prospective buyers (if any) and the winding up of our business and operations. If the Asset Sale is not completed, Digital Lava would likely be unable to sell our assets to another buyer on terms as favorable as those provided in the Asset Purchase Agreement, if at all, which would mean that fewer assets would be available for distribution to Digital Lava's stockholders than if the Asset Sale had been completed.

Q: WHEN DO YOU EXPECT THE ASSET SALE TO BE COMPLETED?

A: The parties are working toward completing the Asset Sale as quickly as possible. In addition to stockholder approval of both the Plan of Liquidation and the Asset Sale, each of Digital Lava and IVT must satisfy, to the extent possible, all of the closing conditions contained in the Asset Purchase Agreement. We currently estimate that if stockholder approval is obtained at the Special Meeting, the Asset Sale will close on or about October 31, 2001 or as soon as practicable after that date.

Q: WHAT IS THE AMOUNT OF THE PAYMENT THAT STOCKHOLDERS WILL RECEIVE FROM THE LIQUIDATION OF DIGITAL LAVA?

A: Because of the uncertainties as to the ultimate settlement amount of our liabilities, it is impossible to predict with certainty the aggregate net values which will ultimately be distributed to our stockholders should the Plan of Liquidation be approved. However, based upon information presently available to us, assuming the close of the sale of substantially all of our assets to IVT, and assuming no unanticipated claims, litigation or other material adverse events, we estimate our stockholders are likely to receive up to $.05 per share from the distribution of net available assets.

Q: WHEN WILL THE STOCKHOLDERS RECEIVE ANY PAYMENT FROM THE LIQUIDATION OF DIGITAL LAVA?

A: If the Plan of Liquidation and the Asset Sale are approved, we anticipate that an initial distribution of available assets will be made to the stockholders by December 31, 2001. We anticipate that the majority of the remaining liquidation proceeds, if any, will be distributed over a period of three years.

Q: WHAT DO DIGITAL LAVA STOCKHOLDERS NEED TO DO NOW?

A: After carefully reading and considering the information contained in this Proxy Statement, each Digital Lava stockholder should complete and sign his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the Special Meeting. A majority of shares entitled to vote must be represented at the Special Meeting to enable Digital Lava to conduct business at the Special Meeting.

Q: CAN DIGITAL LAVA STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR SIGNED PROXIES?

A: Yes. A stockholder can change his or her vote any time before proxies are voted at the Special Meeting. Each stockholder can change his or her vote in one of three ways. First, a stockholder can send a written notice to our Chief Financial Officer, Bennet Lientz, Jr., at our executive offices, stating that he or she would like to revoke his or her proxy. Second, a stockholder can complete and submit a new proxy. If a stockholder chooses either of these two methods, he or she must submit the notice of revocation or the new proxy to Digital Lava. Third, a stockholder can attend the Special Meeting and vote in person.

Q: IF DIGITAL LAVA SHARES ARE HELD IN "STREET NAME" BY A STOCKHOLDER'S BROKER, WILL THE BROKER VOTE THESE SHARES ON BEHALF OF THE STOCKHOLDER WITH RESPECT TO THE APPROVAL OF THE PLAN OF LIQUIDATION AND THE ASSET PURCHASE AGREEMENT?

A: A broker will vote Digital Lava shares as to the approval of the Plan of Liquidation and the Asset Purchase Agreement only if the holder of these shares provides the broker with instructions on how to vote. Stockholders should follow the directions provided by their brokers regarding how to instruct brokers to vote the shares.

Q: CAN I SELL MY SHARES OF DIGITAL LAVA COMMON STOCK ONCE THE PLAN OF LIQUIDATION IS APPROVED?

A: Whether or not the Plan of Liquidation is approved by the stockholders, we believe that Nasdaq will take action to delist our securities due to our lack of compliance with Nasdaq's continued listing requirements. If our common stock is delisted from Nasdaq, trading, if any, would thereafter be conducted on the over-the-counter market in the so-called "pink sheets" or on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. Consequently, stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the price of our common stock. In addition, pursuant to the Plan of Liquidation, we intend to close our stock transfer books and restrict transfers of our common stock after filing a Certificate of Dissolution with the State of Delaware.

Q: WHO CAN HELP ANSWER QUESTIONS?

A: If you have any additional questions about any of the proposals or if you need additional copies of this Proxy Statement, you should contact: Bennet Lientz, Jr., Chief Financial Officer, at (310) 577-0200. We also file periodic reports with the SEC which are available on the SEC's web site at www.sec.gov.

                                DIGITAL LAVA INC.
                          13160 MINDANAO WAY, SUITE 350
                        MARINA DEL REY, CALIFORNIA 90292

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 30, 2001


This Proxy Statement is furnished to our stockholders in connection with our board of directors' solicitation of proxies for use at our Special Meeting to be held on October 30, 2001, and at any and all adjournments of our Special Meeting. Our principal executive offices are located at 13160 Mindanao Way, Suite 350, Marina del Rey, California 90292. The approximate date on which this Proxy Statement and form of proxy will be sent to our stockholders is October 9, 2001.

On September 30, 2001, the record date for the determination of which stockholders are entitled to notice of, and to vote at, our Special Meeting, we had 7,199,319 shares of common stock outstanding. Each such share is entitled to one vote on all matters properly brought before the meeting.

You may revoke the enclosed proxy at any time before it is exercised. If you attend the meeting and vote in person your proxy will not be used.

In this Proxy Statement:

        - "We," "us," "our," and "Digital Lava" refer to Digital Lava Inc.

        - "Special Meeting" or "Meeting" means our Special Meeting of Stockholders to be held October 30, 2001.

        - "Board of Directors" or "Board" means our Board of Directors.

        - "SEC" means the United States Securities and Exchange Commission.

We have summarized below important information with respect to the Special Meeting.

TIME AND PLACE OF THE SPECIAL MEETING

The Special Meeting is being held on October 30, 2001 at 10:00 a.m. at 13160 Mindanao, Suite 350, Marina Del Rey, California 90292.

All stockholders who owned shares of our common stock as of September 30, 2001, the record date, may attend the Special Meeting.

PURPOSE OF THE PROXY STATEMENT AND PROXY CARD

You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on September 30, 2001, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint Robert Greene and Bennet Lientz, Jr. as your representatives at the Special Meeting. Robert Greene and Bennet Lientz, Jr. will vote your shares, as you have instructed them on the proxy card, at the Special Meeting. This way, your shares will be voted whether or not you attend the Special Meeting. Even if you plan to attend the Special Meeting it is a good idea to complete, sign and return your proxy card in advance of the Special Meeting in case your plans change.



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

PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING

You are being asked to vote on:

        - The approval and adoption of the Plan of Liquidation and Dissolution.

        - If the Plan of Liquidation and Dissolution is approved, the approval of the sale of assets pursuant to the Asset Purchase Agreement by and between Digital Lava and Interactive Video Technologies, Inc.

Our Board of Directors recommends a vote FOR each proposal.

VOTING PROCEDURE

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, pre-paid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Special Meeting.

We will pass out written ballots to anyone who wants to vote at the Special Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Special Meeting. Holding shares in "street name" means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in "street name" and you wish to attend the Special Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Special Meeting.

You may change your mind after you have returned your proxy.

If you change your mind after you return your proxy, you make revoke your proxy at any time before the votes are taken at the Special Meeting. You may do this by:

        - submitting a written notice stating that you would like to revoke your proxy;

        -       signing another proxy with a later date, or

        -       voting in person at the Special Meeting.

MULTIPLE PROXY CARDS

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

QUORUM REQUIREMENT

Shares are counted as present at the Special Meeting if you either:

        -       are present and vote in person at the Special Meeting, or

        - have properly submitted a proxy card (that you have not revoked).

A majority of our outstanding shares as of the record date must be present at the Special Meeting (either in person or by proxy) in order to hold the Special Meeting and conduct business. This is called a "quorum."

CONSEQUENCES OF NOT RETURNING YOUR PROXY; BROKER NON-VOTES

If your shares are held in your name, you must return your proxy (or attend the Special Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may not vote them on your behalf. Under the rules that govern brokers who have record ownership of shares that



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

are held in "street name" for their clients, brokers may vote such shares on behalf of their clients only with respect to "routine" matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal to approve a plan of dissolution or a sale of substantially all of a company's assets). A broker may turn in a proxy card for uninstructed shares that expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote."

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Special Meeting.

EFFECT OF ABSTENTIONS

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

REQUIRED VOTE

Assuming a quorum is present, the approval of the Plan of Liquidation (Proposal No. 1) and the approval of the Asset Purchase Agreement (Proposal No. 2) will require the affirmative vote of a majority of our outstanding shares of common stock as of September 30, 2001.

VOTE SOLICITATION; USE OF OUTSIDE SOLICITORS

Digital Lava is soliciting your proxy to vote your shares at the Special Meeting. In addition to this solicitation by mail, our directors, officers, and other employees may contact you by telephone, Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have engaged Corporate Investor Communications to assist in the distribution of proxy materials and solicitation of votes. They will be paid up to $10,000 for these services, plus reimbursement for certain out-of-pocket expenses.

VOTING PROCEDURES

Votes cast by proxy or in person at the Special Meeting will be tabulated by Bennet Lientz, Jr., our Chief Financial Officer, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Special Meeting. We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Special Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned but not marked will be voted FOR the proposals discussed in this Proxy Statement, and as the proxy holders deem desirable for any other matters that may come before the Special Meeting. Broker non-votes will not be considered as voting with respect to any matter.

                            APPROVAL AND ADOPTION OF
                       PLAN OF LIQUIDATION AND DISSOLUTION
                                (PROPOSAL NO. 1)


GENERAL

Our Board of Directors is proposing the Plan of Liquidation and Dissolution for approval by our stockholders at the Special Meeting. Our Board of Directors adopted the Plan, subject to stockholder approval, on September 17, 2001. A copy of the Plan is attached as Exhibit A to this Proxy Statement. Certain material features of the Plan are summarized below. STOCKHOLDERS SHOULD READ THE PLAN IN ITS ENTIRETY.

BACKGROUND AND REASONS FOR THE PLAN

Digital Lava was originally formed as a limited liability company in July 1995 and was merged into a Delaware corporation in November 1996. We are a provider of "rich" mixed media software products and services for use in corporate training, communications and sales and marketing applications. We are positioned within the developing streaming media industry. Streaming technology allows an Internet or intranet user to access information in a file before the file is completely downloaded. As a result, large files containing audio and video can be heard or seen almost immediately even with slower connections. By combining streaming audio and video with traditional media assets including slides, graphics, text animation and web links, we have created rich mixed media that can be delivered via compact discs, the Internet or intranets.

Digital Lava's product line includes Digital Lava View, vPublisher, Publishing Services, HotFoot, HotFoot Host and HotFoot Software Development Kit. Digital Lava View is a proprietary viewer that allows the user to access the content published in the unique Digital Lava structure. vPublisher is a proprietary authoring software tool that allows the integration of text, data, voice, video and web links (all of which we refer to as "content") into a Digital Lava View. Digital Lava Views are accessed on CD-ROMs, corporate intranets, or the Internet. Digital Lava View allows the user to individually manage, manipulate and navigate the synchronized information. This allows the user to experience full integration of, and interaction with, differing media types on their computer screen. Our Publishing Services, which consists of services related to the integration of content, result in Digital Lava Views as the end product. HotFoot for PowerPoint allows users to add streaming audio to Microsoft PowerPoint presentations and deliver them electronically to single or multiple recipients via email, electronic media or hosting. HotFoot Software Development Kit allows users to install HotFoot inside their firewall enabling them to host their own HotFoot presentations.

We have incurred significant net losses since inception, including net losses of $4,411,043 for the six months ended June 30, 2001, and we had an accumulated deficit of $34,244,359 at June 30, 2001 and have incurred negative cash from operations since inception. We believe we will continue to incur operating losses and negative cash flows from operations for the foreseeable future.

In March 2001, we reduced our staff by approximately 22%, and through additional employee terminations and attrition, in July 2001 we further reduced headcount in each department, especially customer service, sales, and development, to the minimum level necessary to fulfill our customer obligations and maintain corporate operations. The reduction in workforce is negatively impacting our ability to generate new sales and to otherwise achieve our intended business objectives, which materially adversely affects our business and our ability to continue as a going concern.

REVIEW OF ALTERNATIVES AND CONCLUSION OF OUR BOARD OF DIRECTORS

In July 2001, we announced that we were exploring possible strategic alternatives, including a merger or acquisition, the sale of assets, or raising substantial additional capital. Our Board of Directors considered the various strategic alternatives available to Digital Lava at that time and directed management to pursue proposals on a non-exclusive negotiation basis for the purchase of Digital Lava or our assets. We engaged in preliminary discussions with 61 companies regarding their purchase of our stock or assets, and entered into non-disclosure agreements with 32 of these companies, ten of which performed due diligence on Digital Lava. After prolonged discussions with these


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

potential purchasers, we negotiated term sheets with two companies with respect to a sale of substantially all of our assets.

On September 17, 2001, our Board of Directors unanimously adopted the Plan of Liquidation. In arriving at this decision, our Board considered a number of factors, including available alternatives and the future prospects of Digital Lava. Our Board of Directors concluded that the Plan of Liquidation was in the best interests of Digital Lava and our stockholders.

Prior to the meeting of our Board of Directors on September 17, 2001, our Board analyzed the results of management's investigation of various merger, acquisition, investment and strategic partnering opportunities. Our Board of Directors has been kept informed continuously of our business, affairs and financial condition, and has convened numerous meetings to consider these issues. Further, our Board has been kept informed of management's efforts to consummate strategic alternatives as described above. Our Board determined that it would not be advisable to continue to operate Digital Lava on an independent basis given our depleted capital resources, our anticipation that we would continue to incur losses for the foreseeable future, our level of operating costs and expenses, the substantial expenditures required to remain competitive in the streaming media industry, the increasingly competitive nature of the markets in which we operate, the lack of assurance that we would be able to achieve or sustain revenue growth, profitability or positive cash flow, and other significant risks.

Based on this information, our Board of Directors believed that a distribution to the stockholders of Digital Lava's net assets would return the greatest likely value, when adjusted for risk, to our stockholders as compared to other alternatives and that dissolution would prevent further erosion of stockholders' equity through continuing net losses and negative cash flows. There can be no assurance that the liquidation value per share of common stock in the hands of the stockholders will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future. However, our Board of Directors believes that it is in the best interests of Digital Lava and our stockholders to distribute to the stockholders Digital Lava's net available assets pursuant to the Plan of Liquidation.

In furtherance of the Plan, our Board of Directors authorized the execution of an Asset Purchase Agreement with Interactive Video Technologies, Inc. on September 19, 2001. Under the terms of the Asset Purchase Agreement, IVT will pay $700,000 in cash for substantially all of our assets. See "Approval of Asset Purchase Agreement (Proposal No. 2)" for additional information about this agreement.

If the Plan and/or the Asset Purchase Agreement is not approved by our stockholders, our Board of Directors will explore the alternatives then available for the future of Digital Lava.

              FACTORS TO BE CONSIDERED BY STOCKHOLDERS IN DECIDING
                 WHETHER TO APPROVE THE PLAN AND THE ASSET SALE

There are many factors that Digital Lava's stockholders should consider when deciding whether to vote to approve the Plan and the Asset Sale. Such factors include those set forth in Digital Lava's Annual Report on Form 10-KSB and Form 10-K/SBA for the fiscal year ended December 31, 2000, Digital Lava's Quarterly Report on Form 10-QSB for the quarters ended March 31, 2001 and June 30, 2001, as well as those factors set forth below.

OUR ESTIMATES MAY NOT BE ACCURATE.

Statements concerning the value of our net assets, the liquidation value per share of common stock as compared to our market price absent the proposed liquidation, and the likelihood of stockholder value resulting from the sale of our assets are based upon estimates which may not be accurate. The methods used by Digital Lava in estimating the value of our assets do not result in an exact determination of value nor are they intended to indicate definitively the amount a stockholder will receive in liquidation. Specifically, estimates regarding final proceeds from the sale of assets to IVT or to any other third party acquirors are subject to many variables and will not be determined with certainty until the settlement of all remaining liabilities. Our estimates do not take into account the effects of any litigation that may be filed against us, which would affect the availability, amount and timing of any distributions to stockholders. Our estimates of our liabilities and operating costs may not prove to be accurate, and those estimates



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

are subject to numerous uncertainties beyond our control and also do not reflect any contingent liabilities that may materialize. No assurance can be given that the amount to be received in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

STOCKHOLDERS MAY BE LIABLE TO CREDITORS OF DIGITAL LAVA FOR UP TO AMOUNTS RECEIVED FROM DIGITAL LAVA IF DIGITAL LAVA'S RESERVES ARE INADEQUATE.

If the Plan is approved by the stockholders, we will file a Certificate of Dissolution with the State of Delaware to dissolve Digital Lava. Pursuant to the Delaware General Corporation Law (the "DGCL"), Digital Lava will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the DGCL, if Digital Lava fails to create an adequate contingency reserve for payment of expenses and liabilities during this three-year period, each stockholder could be held liable for payment to Digital Lava's creditors of such stockholder's pro rata share of amounts owed to creditors in excess of the contingency reserve. The liability of any stockholder would be limited to the amounts previously received by such stockholder from Digital Lava (and from any liquidating trust). Accordingly, in this event a stockholder could be required to return all distributions previously made to such stockholder. As a result, a stockholder could receive nothing from Digital Lava under the Plan. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder's repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by Digital Lava will be adequate to cover any expenses and liabilities.

IF WE FAIL TO RETAIN THE SERVICES OF CURRENT KEY PERSONNEL, THE PLAN MAY NOT SUCCEED AND WE MAY NOT BE ABLE TO CONSUMMATE THE ASSET SALE.

Our ability to wind up our business and affairs, sell and liquidate our assets, pay our creditors and make distributions to stockholders in accordance with the Plan, as well as our ability to consummate the Asset Sale, depends in large part upon our ability to retain the services of our current personnel. The retention of personnel is particularly difficult under our current circumstances. For this reason, we have provided for, and entered into an agreement with IVT for, certain severance arrangements with key officers and employees.

OUR STOCK TRANSFER BOOKS WILL CLOSE ON THE FINAL RECORD DATE, AFTER WHICH IT WILL NOT BE POSSIBLE FOR STOCKHOLDERS TO TRADE OUR STOCK.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the record date fixed by our Board for filing the Certificate of Dissolution (the "Final Record Date"). Thereafter, certificates representing our common stock shall not be assignable or transferable on the books of Digital Lava except by will, intestate succession or operation of law. The proportionate interests of all of the stockholders of Digital Lava shall be fixed on the basis of their respective stock holdings at the close of business on the Final Record Date, and, after the Final Record Date, any distributions made by Digital Lava shall be made solely to the stockholders of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of Digital Lava as a result of any assignments by will, intestate succession or operation of law.

IF DIGITAL LAVA'S STOCKHOLDERS DO NOT APPROVE THE PLAN AND THE ASSET SALE, WE WILL LIKELY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

If the Plan of Liquidation is not approved, then no immediate distributions of cash will be made to stockholders and the Asset Purchase Agreement between Digital Lava and IVT will automatically terminate. Under such circumstances we will likely not be able to continue as a going concern. We would have insufficient cash to continue normal operations and would likely become insolvent in the very near future. In such event we would be required to cease operations and file Chapter 7 bankruptcy proceedings.

EVEN IF DIGITAL LAVA'S STOCKHOLDERS APPROVE THE PLAN AND THE ASSET SALE, THE ASSET SALE MAY NOT BE COMPLETED AND THE VALUE OF OUR ASSETS COULD BE SIGNIFICANTLY DIMINISHED. THE COMPLETION OF THE ASSET SALE IS SUBJECT TO NUMEROUS CONDITIONS.

Even if a majority in interest of our stockholders votes to approve the Asset Sale, we cannot guarantee that the Asset Sale will be completed. If it is not completed, we would likely not be able to sell our assets to another buyer on terms as favorable as those provided in the Asset Purchase Agreement, or at all, which would mean that fewer or no assets would be available for distribution to our stockholders than if the Asset Sale had been completed.

IF THE ASSET PURCHASE AGREEMENT IS TERMINATED UNDER CERTAIN CIRCUMSTANCES, WE WILL INCUR SUBSTANTIAL COSTS.

If we terminate the Asset Sale in order to consummate an alternative transaction which our Board in its good faith reasonable judgment determines would be more favorable to Digital Lava or our stockholders, and there is a sale of Digital Lava's stock or all or substantially all of Digital Lava's assets within twelve months following the date of such termination, then IVT will be entitled to a $250,000 payment from Digital Lava upon the closing of such sale.

STOCKHOLDERS WILL NOT HAVE ANY APPRAISAL RIGHTS IN CONNECTION WITH THE PLAN OF LIQUIDATION OR THE ASSET SALE.

Under Delaware law, the stockholders of Digital Lava are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan of Liquidation or the Asset Purchase Agreement.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Proxy Statement contains forward looking statements, including statements contained under the heading "Liquidation Analysis and Estimates" below. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. Additionally, statements concerning future matters such as stockholder approval of the Plan or the Asset Sale, our ability to consummate the Asset Sale, the amount or sufficiency of any contingency reserves, the likelihood of stockholder value resulting from the sale of our assets, or the amount of any possible liquidating distributions and other statements regarding matters that are not historical are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan and the Asset Sale" above. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                        PRINCIPAL PROVISIONS OF THE PLAN

CONDUCT OF DIGITAL LAVA FOLLOWING ADOPTION OF THE PLAN

Following approval of the Plan by Digital Lava's stockholders, our activities will be limited to winding up our affairs, taking such action as may be necessary to preserve the value of our assets and distributing our assets in accordance with the Plan. We will seek to distribute or liquidate all of our assets in such manner and upon such terms as our Board of Directors determines to be in the best interests of our stockholders.

Following approval of the Plan by the stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving Digital Lava. The dissolution of Digital Lava will become effective, in accordance with the DGCL, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the DGCL, Digital Lava will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits by or against us, and enabling us to settle and close our business in an orderly manner, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which Digital Lava was organized.

SALE OF DIGITAL LAVA'S ASSETS

The Plan gives our Board of Directors the authority to sell all of our assets in one or more transactions, and upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of Digital Lava and the stockholders. We will not be required to obtain appraisals or other third party opinions as to the value of our properties and assets in connection with such sales. On September 19, 2001, Digital Lava entered into an Asset Purchase Agreement with IVT to sell substantially all of our assets for $700,000 in cash. The Asset Purchase Agreement is subject to, among other things, approval of the Plan and the Asset Purchase Agreement by Digital Lava's stockholders and other closing requirements. See "Approval of Asset Purchase Agreement (Proposal No. 2)" for additional detail about this agreement. It is not anticipated that any further votes of Digital Lava's stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our Board of Directors.

LIQUIDATING DISTRIBUTIONS; NATURE; AMOUNT; TIMING

If the stockholders approve the Plan of Liquidation, we intend to distribute the cash proceeds of any sales of our assets from time to time pro rata to the beneficial holders of our common stock, subject to the payment or the provision for payment of our liabilities and obligations. (See "Contingent Liabilities; Contingency Reserve; Liquidating Trust" below.) Although our Board of Directors has not established a firm timetable for distributions to stockholders if the Plan is approved by the stockholders, we anticipate, subject to contingencies inherent in winding up our business, that we will make an initial distribution of available assets to stockholders by December 31, 2001. We expect our liquidation to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution by a final liquidating distribution either directly to the stockholders or to a liquidating trust. Our Board of Directors is currently unable to predict the precise nature, amount or timing of any distributions pursuant to the Plan. However, based upon information presently available to us, assuming the close of the sale of our assets to IVT, and assuming no unanticipated claims, litigation or other material adverse events, we estimate that our stockholders are likely to receive up to $0.05 per share from the distribution of net available assets. We estimated this figure based on:

        - Projected available cash from (i) the estimated proceeds from the sale of substantially all of our assets to IVT; (ii) estimated interest income from such proceeds; and (iii) estimated miscellaneous cash receipts from the closing date of the Asset Sale to the date of the distribution.

        - Projected decreases in available cash due to payment or reservation of monies for (i) estimated expenses relating to operations necessary to complete our liquidation and dissolution to the date of the distribution; (ii) accounts payable and accrued liabilities not assumed by IVT; (iii) costs and expenses associated with completion of the sale of our assets, including necessary legal and professional service costs; (iv) estimates of costs related to discontinuing long-term lease arrangements; and (v) estimates of costs for securing continuing director and officer liability insurance.

        - The establishment of an appropriate contingency reserve to ensure all future liabilities of Digital Lava may be met.

OUR ASSESSMENT ASSUMES THAT THE ESTIMATES OF OUR LIABILITIES AND OPERATING COSTS ARE ACCURATE, BUT THOSE ESTIMATES ARE SUBJECT TO NUMEROUS UNCERTAINTIES BEYOND OUR CONTROL AND ALSO DO NOT REFLECT ANY CONTINGENT LIABILITIES THAT MAY MATERIALIZE. FOR THESE REASONS, THE ACTUAL NET PROCEEDS DISTRIBUTED TO STOCKHOLDERS IN DISSOLUTION MAY BE SIGNIFICANTLY LESS THAN THE ESTIMATED AMOUNT SHOWN. MOREOVER, NO ASSURANCE CAN BE GIVEN THAT ANY AMOUNTS TO BE RECEIVED BY OUR STOCKHOLDERS IN DISSOLUTION WILL EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH OUR COMMON STOCK HAS RECENTLY TRADED OR MAY TRADE IN THE FUTURE.

CONTINGENT LIABILITIES; CONTINGENCY RESERVE; LIQUIDATING TRUST

Under the DGCL, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following approval of the Plan by Digital Lava's stockholders, Digital Lava will pay all expenses and other known liabilities. If and to the extent deemed necessary, appropriate or desirable by our Board of Directors, we may also establish a reasonable reserve (a "Contingency Reserve") to provide for the liabilities, expenses and obligations of Digital Lava not otherwise paid, provided for or discharged. We are not currently able to estimate with precision the amount of any Contingency Reserve which may be required, but any such amount will be deducted before the determination of amounts available for distribution to stockholders. The actual amount of the Contingency Reserve will be based upon estimates and opinions of our Board of Directors and management and derived from consultations with outside experts and review of our estimated future dissolution expenses and estimated liabilities. There can be no assurance that the Contingency Reserve will be sufficient. Subsequent to the establishment of the Contingency Reserve, we will distribute to our stockholders any portions of the Contingency Reserve which we deem no longer to be required. After the liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the Contingency Reserve.

Under the Plan, Digital Lava may, at the discretion of our Board, transfer any of our unsold assets (including the Contingency Reserve) to one or more liquidating trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by the trustees. We do not currently expect to effect such a transfer to a liquidating trust, unless all of our assets (other than the Contingency Reserve) have not been sold or distributed prior to the third anniversary of the filing of the Certificate of Dissolution, at which time we would transfer in final distribution such remaining assets to a trust. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. The Plan authorizes our Board of Directors to appoint one or more trustees of the liquidating trust and to cause Digital Lava to enter into a liquidating trust agreement with such trustees on such terms and conditions as may be approved by our Board of Directors.

UNDER THE DGCL, IF DIGITAL LAVA FAILS TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF ITS EXPENSES AND LIABILITIES, OR SHOULD SUCH CONTINGENCY RESERVE AND THE ASSETS HELD BY THE LIQUIDATING TRUST BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND PAYABLE IN RESPECT OF EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT TO CREDITORS OF SUCH STOCKHOLDER'S PRO RATA SHARE OF SUCH EXCESS, LIMITED TO THE AMOUNTS PREVIOUSLY RECEIVED BY SUCH STOCKHOLDER FROM DIGITAL LAVA OR FROM THE LIQUIDATING TRUST.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the Contingency Reserve and the assets of the liquidating trust, a creditor of Digital Lava could seek an injunction against the making of distributions under the Plan on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders under the Plan.

FINAL RECORD DATE

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the Final Record Date. We anticipate that no further trading of our shares will occur after the Final Record Date. See "Listing and Trading of the Common Stock" below.

All liquidating distributions on or after the Final Record Date will be made to stockholders according to their beneficial holdings of common stock as of the Final Record Date. Subsequent to the Final Record Date, we may at our election require stockholders to surrender certificates representing their shares of our common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by Digital Lava or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing our common stock has been lost, stolen or destroyed, the stockholder may be required to furnish Digital Lava with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

LISTING AND TRADING OF THE COMMON STOCK

We currently intend to close our stock transfer books on the Final Record Date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, we expect that trading in our stock will cease on and after such date.

Our common stock is currently listed for trading on the Nasdaq Stock Market's Small Cap Market. However, we are not currently in compliance with Nasdaq's rules for continued listing. It is not likely that we will be able to regain compliance with Nasdaq's continued listing requirements, and we expect that on or after October 29, 2001, our common stock will be delisted from the Nasdaq Small Cap Market. Trading, if any, in our common stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of our common stock. Delisting of our common stock may result in lower prices for the common stock than would otherwise prevail. In any event, we will close our stock transfer books on the Final Record Date and stockholders will not be able to transfer their shares after such date. If we transfer assets to a liquidating trust, the beneficial interests in that liquidating trust will not be transferable, except by will, intestate succession or operation of law.

INDEMNIFICATION

In accordance with the Plan and our Restated Certificate of Incorporation and Bylaws, we are obligated to continue to indemnify our officers, directors, employees and agents, including for actions taken in connection with the Plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the proceeds of any asset sales. We may also obtain and maintain such insurance as may be necessary or appropriate to cover our indemnification obligations.

ABANDONMENT; AMENDMENT

Our Board of Directors may modify, amend or abandon the Plan, notwithstanding stockholder approval, to the extent permitted by the DGCL. Digital Lava will not amend or modify the Plan under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws.

REPORTING REQUIREMENTS

Whether or not the Plan is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, even though compliance with such reporting requirements is economically burdensome. If the Plan is approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the SEC from the reporting requirements under the Exchange Act.

ABSENCE OF APPRAISAL RIGHTS

Under the DGCL, the stockholders of Digital Lava are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the Plan.

REGULATORY APPROVALS

Digital Lava does not expect that any United States federal or state regulatory approvals will be required to consummate the liquidation of Digital Lava in accordance with the Plan of Liquidation or the Asset Sale.

                  POSSIBLE EFFECTS OF THE APPROVAL OF THE PLAN
                           UPON DIRECTORS AND OFFICERS

Other than as set forth below, it is not currently anticipated that liquidation of Digital Lava will result in any material benefit to any of our officers or to directors who participated in the vote to adopt the Plan, or to any other employees.

Due to recent business developments and our announcement to seek strategic alternatives including a merger or sale of our business or assets, we entered into certain retention and severance agreements with certain executive officers in July 2001. In July 2001, we granted "stay bonuses" to three key employees totaling $27,500 in the aggregate to ensure their continued services through September 30, 2001. In addition, we entered into agreements (the "Change of Control Agreements") with Robert Greene, our Chief Executive Officer (who also serves as a director), Joshua Sharfman, our President and Chief Technology Officer, and Shawn Butler, our Vice President of Business Development, which provided that they would each receive a bonus equal to 50% of their respective current annual base salaries upon consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, or certain other sale transactions. Under the Asset Purchase Agreement, IVT has agreed to assume Digital Lava's obligations to pay the stay bonuses and to enter into employment, consulting or severance agreements with each of Mr. Greene, Mr. Sharfman, Mr. Butler and Ben Lientz, Jr., our Chief Financial Officer, under which IVT will pay them $150,000, $60,000, $37,500 and $61,750, respectively. Such amounts are in addition to the $700,000 purchase price for our assets and will not reduce amounts available for distribution to our stockholders. The officers named above have agreed to terminate the Change of Control Agreements and to waive any additional amounts owed to them by Digital Lava, subject to the completion of the Asset Sale.

Our Board of Directors may confer other compensation or benefits to employees and officers of Digital Lava, including officers who are also directors, for their services to Digital Lava during Digital Lava's liquidation process.

The Plan was adopted by the unanimous vote of disinterested directors. We do not currently anticipate that the liquidation of Digital Lava will result in any increase in value of the shares, options or warrants held by any directors who participated in the vote on the Plan.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material United States federal income tax consequences affecting Digital Lava's stockholders that are anticipated to result from the liquidation and dissolution of Digital Lava. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, and foreign individuals and entities) and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the Plan may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

The following discussion has no binding effect on the IRS or the courts and assumes that Digital Lava will liquidate in accordance with the Plan in all material respects. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the Plan, and Digital Lava will not seek an opinion of counsel with respect to the anticipated tax treatment. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and Digital Lava from the liquidation and dissolution. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder's individual circumstances. This discussion does not constitute legal advice to any stockholder.

FEDERAL INCOME TAXATION OF DIGITAL LAVA

After the approval of the Plan and until the dissolution is completed, we will continue to be subject to federal income tax on our taxable income, if any. We will recognize gain or loss on sales of our assets pursuant to the Plan. Upon the distribution of any property, other than cash, to stockholders pursuant to the Plan, we will recognize gain or loss as if such property were sold to the stockholders at its fair market value, unless certain exceptions to the recognition of loss apply.

FEDERAL INCOME TAXATION OF THE STOCKHOLDERS

As a result of the liquidation and dissolution of Digital Lava, for federal income tax purposes stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of any property distributed to them, and (ii) their tax basis for their shares of our common stock. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. A stockholder's gain or loss will be computed on a "per share" basis. If Digital Lava makes more than one liquidating distribution, each such distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder's tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from Digital Lava has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder's tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets. If it were to be determined that distributions made pursuant to the Plan were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates.

Upon any distribution of property, the stockholder's tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder's future sale of that property will be measured by the difference between the stockholder's tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of our taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge such valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

It is possible that we will have liabilities not fully covered by our Contingency Reserve for which the stockholders will be liable up to the extent of any liquidating distributions they have received. (See "Contingent Liabilities; Contingency Reserve; Liquidating Trust"). Such a liability could require a stockholder to satisfy a portion of such liability out of prior liquidating distributions received from Digital Lava and the liquidating trust. Payments by stockholders in satisfaction of such liabilities would commonly produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES ARISING FROM LIQUIDATING TRUSTS

If Digital Lava transfers assets to a liquidating trust, Digital Lava intends to structure such trust so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject. Assuming such treatment is achieved, transfer of property to a liquidating trust will cause the stockholders to be treated in the same manner for federal income tax purposes as if they had received a distribution of their pro rata share of such property directly from Digital Lava. The liquidating trust itself should not be subject to federal income tax, assuming that it is treated as a liquidating trust for federal income tax purposes. After formation of the liquidating trust, the stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust. Payment of interest, expenses or contingent liabilities of Digital Lava by the liquidating trust will commonly be treated as a capital loss. As a result of the transfer of property to the liquidating trust and the ongoing operations of the liquidating trust, stockholders should be aware that they may be subject to tax on their allocable portion of property transferred to, and any income, gain or loss recognized by, the liquidating trust, whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. There can be no assurance that the liquidating trust described in the Plan will be treated as a liquidating trust for federal income tax purposes.

TAXATION OF NON-UNITED STATES STOCKHOLDERS

Foreign corporations or persons who are not citizens or residents of the United States should consult their tax advisors with respect to the U.S. and non-U.S. tax consequences of the Plan.

STATE AND LOCAL TAX

We may be subject to liability for state or local taxes with respect to the sale of our assets. Stockholders may also be subject to state or local taxes, including with respect to liquidating distributions received by them or paid to a liquidating trust on their behalf, and with respect to any income derived by a liquidating trust. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the Plan.

THE FOREGOING SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. DIGITAL LAVA RECOMMENDS THAT EACH STOCKHOLDER CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AS WELL AS THE STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

                     VOTE REQUIRED AND BOARD RECOMMENDATION

The approval of the Plan of Liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of September 30, 2001.

OUR BOARD BELIEVES THAT THE PLAN OF DISSOLUTION IS IN THE BEST INTERESTS OF DIGITAL LAVA'S STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.



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

                      APPROVAL OF ASSET PURCHASE AGREEMENT
                                (PROPOSAL NO. 2)

GENERAL

Our Board of Directors is proposing that in the event that the stockholders approve the Plan of Liquidation, then the sale of assets of Digital Lava pursuant to the terms of the Asset Purchase Agreement by and between Digital Lava and Interactive Video Technologies, Inc. dated September 19, 2001 also be approved by our stockholders at the Special Meeting. A copy of the Asset Purchase Agreement is attached as Exhibit B to this Proxy Statement. Certain material features of the Asset Purchase Agreement are summarized below. STOCKHOLDERS SHOULD READ THE ASSET PURCHASE AGREEMENT IN ITS ENTIRETY. THERE IS NO ASSURANCE THAT THE ASSET SALE WILL BE COMPLETED.

BACKGROUND AND KEY TERMS OF THE ASSET PURCHASE AGREEMENT

Since early this year, Digital Lava has been pursuing possible strategic alternatives. (See "Review of Alternatives and Conclusion of our Board of Directors"). On September 19, 2001, after considering all outstanding proposals to purchase our stock or our assets and other available strategic alternatives, our Board of Directors authorized the execution of the Asset Purchase Agreement with IVT. Under the terms of the Asset Purchase Agreement, IVT will pay $700,000 in cash for substantially all of our assets (including intellectual property and other intangible assets, domain names, cash and cash equivalents, accounts receivable, equipment and other assets) and will assume certain of our liabilities and obligations.

Expected Timing of the Transaction

Under the Asset Purchase Agreement, the transaction will close on the first business day following approval by Digital Lava's stockholders of the Asset Sale. The Asset Purchase Agreement further provides that if the closing has not occurred by October 31, 2001, as such date may be extended under certain circumstances, then either party may terminate the agreement.

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties by Digital Lava to IVT regarding aspects of our assets, business, financial condition and other facts pertinent to the Asset Sale. The representations and warranties made by Digital Lava cover the following topics, among others, as they relate to Digital Lava:

        - corporate organization, good standing and power to carry on business;

        - the authorization, execution, delivery, performance and enforceability of the Asset Purchase Agreement and related matters;

        -       governmental authorizations and third party consents;

        -       compliance with laws and regulations;

        -       financial statements;

        -       absence of certain changes;

        -       tax matters;

        -       litigation;

        -       stockholder approval required;

        -       title to the assets being conveyed;

        -       accounts receivable, fixed assets and inventory;

        - proprietary rights, including ownership and protection of proprietary rights;

        -       insurance;

        -       employee arrangements and benefits; and

        -       contracts.

Agreements and Covenants

The Asset Purchase Agreement also contains covenants and agreements by the parties. Digital Lava made the following covenants, among others, that, from the date of the Asset Purchase Agreement through the closing of the transaction, we would:

        - permit IVT to make such investigations of the properties, offices and operations of Digital Lava and such audit of the financial condition of Digital Lava as it deems necessary;

        - carry on our business diligently and substantially in the same manner as conducted prior to entering into the Asset Purchase Agreement;

        - obtain all applicable consents, approvals, waivers, authorizations and orders necessary or reasonably required for the sale of assets;

        - take all steps necessary to duly call, give notice of and convene the Special Meeting to obtain stockholder approval for the sale of the assets;


        - not solicit or initiate the submission of proposals from, or encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any other person with respect to the acquisition of all or any part of Digital Lava's business, assets or securities (except pursuant to an unsolicited proposal which our board of directors in its good faith reasonable judgment determines would be more favorable to Digital Lava or our stockholders); and

        - pay or make adequate provision for our liabilities and obligations.

Conditions to Closing

Digital Lava's and IVT's respective obligations to close the Asset Sale are subject to the satisfaction or waiver of the following conditions:

        - No court or governmental action or proceeding preventing the completion of the Asset Sale is in effect or threatened to restrain or prohibit the completion of the Asset Sale;

        -       All required governmental approvals shall have been obtained;

        - Digital Lava's stockholders shall have approved the Asset Purchase Agreement; and

        - The parties have delivered certain instruments, certificates and corporate documents to each other.

Digital Lava's obligation to close the Asset Sale are subject to the satisfaction or waiver of the following additional conditions:

        - IVT's representations and warranties must be true in all material respects as of the date of the Asset Purchase Agreement and the date of closing;

        - IVT must perform in all material respects its obligations under the Asset Purchase Agreement;

        - IVT shall have delivered to certain key employees of Digital Lava an executed employment, consulting or severance agreement; and

        -       Delivery of an opinion from IVT's legal counsel.

IVT's obligation to close the Asset Sale are subject to the satisfaction or waiver of the following additional conditions:

        - Digital Lava's representations and warranties must be true in all material respects as of the date of the Asset Purchase Agreement and the date of closing;


        - Digital Lava must perform in all material respects its obligations under the Asset Purchase Agreement;

        - No legal proceedings shall have been instituted or threatened and no court or governmental actions or proceeding shall be pending or threatened against or affecting Digital Lava that may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of Digital Lava;

        -       All required third party consents shall have been obtained;

        - Certain key employees of Digital Lava shall have delivered to IVT an executed employment, consulting or severance agreement;

        - The landlord under the lease with respect to Digital Lava's headquarters shall have entered into a lease amendment with IVT, or IVT shall have elected to assume the lease at closing and waived the condition, or Digital Lava shall have elected to retain the lease post-closing; and

        -       Delivery of an opinion from Digital Lava's legal counsel.

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated:

        -       by mutually written agreement of the parties;

        - by either party if the closing has not occurred by October 31, 2001, as such date may be extended under certain circumstances;

        - by either party in the event of a material violation or breach by the other party of its covenants or agreements; or

        - by either party upon the failure of the satisfaction of a closing condition of the other party by the agreed-upon closing date.

The Asset Purchase Agreement further provides that if (1) Digital Lava terminates the Asset Purchase Agreement in order to consummate an alternative transaction which our Board in its good faith reasonable judgment determines would be more favorable to Digital Lava or our stockholders and (2) there is a sale of Digital Lava's stock or all or substantially all of Digital Lava's assets within twelve months following the date of such termination, then IVT will be entitled to a $250,000 payment from Digital Lava upon the closing of such sale.

Expenses

The Asset Purchase Agreement generally provides that each party shall pay its own expenses relating to the Asset Sale and the Asset Purchase Agreement, but Digital Lava shall pay any applicable sales or excise taxes.

                     VOTE REQUIRED AND BOARD RECOMMENDATION

The approval of the Asset Purchase Agreement requires the affirmative vote of a majority of our outstanding shares of common stock as of September 30, 2001.

OUR BOARD BELIEVES THAT IF THE STOCKHOLDERS APPROVE THE PLAN OF DISSOLUTION, THEN THE ASSET SALE PURSUANT TO THE TERMS OF THE ASSET PURCHASE AGREEMENT IS IN THE BEST INTERESTS OF DIGITAL LAVA'S STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.

                       DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement incorporates information by reference from the following documents filed by Digital Lava with the SEC:

        - Digital Lava's Annual Report on Form 10-KSB and Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2000;

        - Digital Lava's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2001; and

        - Digital Lava's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning Digital Lava at the following address: Digital Lava Inc., 13160 Mindanao Way, Suite 350, Marina Del Rey, California 90292, (310) 557-0200, Attention: Chief Financial Officer.


                                  By Order of the Board of Directors:

                                  BENNET LIENTZ, JR.
                                  Chief Financial Officer



Dated: October  , 2001

                                                                       EXHIBIT A


                       PLAN OF LIQUIDATION AND DISSOLUTION
                                       OF
                                DIGITAL LAVA INC.

This Plan of Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of Digital Lava Inc., a Delaware corporation (the "Company"), in accordance with the Delaware General Corporation Law (the "DGCL") and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

1. EFFECTIVE DATE. The Board of Directors of the Company (the "Board") has adopted this Plan and called a meeting (the "Meeting") of the Company's stockholders (the "Stockholders") to take action on the Plan. If Stockholders holding a majority of the Company's outstanding common stock, par value $0.0001 per share (the "Common Stock"), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the Stockholders may approve the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

2. CESSATION OF BUSINESS ACTIVITIES. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3. CONTINUING EMPLOYEES AND CONSULTANTS. For the purpose of effecting the dissolution of the Company, the Company shall hire or retain, at the discretion of the Board, such employees and consultants as the Board deems necessary or desirable to supervise the dissolution.

4. LIQUIDATION PROCESS. From and after the Adoption Date, the Company shall complete the following corporate actions:

     (a) LIQUIDATION OF ASSETS. The Company shall determine whether and when to
     (i) transfer the Company's property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 7 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders, without any further vote or action by the Company's stockholders. The Company's assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

     (b) PAYMENT OF OBLIGATIONS. The Company shall satisfy or, as determined by the Board, make reasonable provision for the satisfaction of, all legally enforceable claims and obligations of the Company, including the payment of any severance, retention and other compensation claims, all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

     (c) DISTRIBUTIONS TO STOCKHOLDERS. The Company shall distribute pro rata to the Stockholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board or the Trustees (as defined in Section 7 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the "Contingency Reserve") to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company's property and assets, all expenses related to the collection and defense of the Company's property and assets, and the liquidation and dissolution provided for in this Plan.

5. CANCELLATION OF STOCK. The distributions to the Stockholders pursuant to Sections 4, 7 and 8 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Stockholders, the Board or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustees ("Satisfactory Evidence and Indemnity"). As a condition to receipt of any final distribution to the Stockholders, the Board or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

6. ABANDONED PROPERTY. If any distribution to a Stockholder cannot be made, whether because the Stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such Stockholder is entitled (unless transferred to the Trust established pursuant to Section 7 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

7. LIQUIDATING TRUST. If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the Stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of the Stockholders (the "Trustees"), under a liquidating trust (the "Trust'), any assets of the Company which are (i) not reasonably susceptible to distribution to the Stockholders, including without limitation non-cash assets and assets held on behalf of the Stockholders
(a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the Stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the Stockholders for the purposes of Section 4 of this Plan. Any such conveyance to the Trustees shall be in trust for the Stockholders of the Company. The Company, subject to this Section and as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the

Stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

8. TIMING OF DISTRIBUTION. Whether or not a Trust shall have been previously established pursuant to Section 7, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company prior to December 31, 2004 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 7.

9. CERTIFICATE OF DISSOLUTION. After the Adoption Date, the officers of the Company shall, at such time as the Board, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the "Certificate of Dissolution") in accordance with the DGCL.

10. STOCKHOLDER CONSENT TO SALE OF ASSETS. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

11. EXPENSES OF DISSOLUTION. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

12. COMPENSATION. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's stockholders of the payment of any such compensation.

13. INDEMNIFICATION. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its Certificate of Incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligation hereunder.

14. MODIFICATION OR ABANDONMENT OF THE PLAN. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

15. AUTHORIZATION. The Board of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

                                                                       EXHIBIT B



                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                      INTERACTIVE VIDEO TECHNOLOGIES, INC.,
                             A DELAWARE CORPORATION,



                                       AND



                               DIGITAL LAVA INC.,
                             A DELAWARE CORPORATION











                         DATED AS OF SEPTEMBER 19, 2001

                                Table of Contents

                                                                             Page
                                                                             ----
1.      TERMS OF ACQUISITION .............................................     1
        1.1    Purchase and Sale of Assets ...............................     1
        1.2    Excluded Assets ...........................................     3
        1.3    Assumption of Liabilities .................................     3
        1.4    Excluded Liabilities ......................................     4
        1.5    Nonassignable Contracts ...................................     6
        1.6    Purchase Price ............................................     6
        1.7    Closing ...................................................     7
        1.8    Holdback Distribution .....................................     8

2.      REPRESENTATIONS AND WARRANTIES ...................................     9
        2.1    Representations and Warranties of  Seller .................     9
               (a)    Organization, Good Standing and Power ..............     9
               (b)    Authority ..........................................    10
               (c)    Governmental Authorizations; Third Party Consents ..    10
               (d)    Compliance .........................................    10
               (e)    Reports and Financial Statements ...................    11
               (f)    Absence of Certain Changes .........................    11
               (g)    Tax Matters ........................................    12
               (h)    Litigation .........................................    12
               (i)    Vote Required ......................................    13
               (j)    Compliance with Applicable Law .....................    13
               (k)    Title to Properties ................................    13
               (l)    Accounts Receivable; Fixed Assets; Inventory .......    14
               (m)    Proprietary Rights .................................    14
               (n)    Ownership and Protection of Proprietary Rights .....    15
               (o)    Domain Names .......................................    15
               (p)    Insurance ..........................................    15
               (q)    Employee Arrangements; ERISA .......................    15
               (r)    Contracts ..........................................    16
               (s)    Brokers ............................................    16
               (t)    Disclosure .........................................    16
        2.2    Representations and Warranties of Buyer ...................    16
               (a)    Organization, Standing and Power ...................    16
               (b)    Authority ..........................................    17
               (c)    No Proceedings .....................................    17
               (d)    Brokers ............................................    17
               (e)    Financing ..........................................    17

3.      COVENANTS ........................................................    17
        3.1    Investigation by Buyer ....................................    17
        3.2    Carry on in Ordinary Course ...............................    18
        3.3    Standstill ................................................    18

        3.4    Consents ..................................................    19
        3.5    Seller Stockholders Approval ..............................    19
        3.6    Public Announcements ......................................    19
        3.7    Notification ..............................................    19
        3.8    Retention and Access to Records ...........................    20
        3.9    Statement of Cash Accounts ................................    20

4.      CONDITIONS TO CLOSING ............................................    20
        4.1    Conditions of Buyer's Obligation to Close .................    20
               (a)    Agreements and Conditions ..........................    20
               (b)    Representations and Warranties .....................    20
               (c)    No Legal Proceedings ...............................    20
               (d)    Certificate ........................................    21
               (e)    Governmental Approvals .............................    21
               (f)    Consents ...........................................    21
               (g)    Employment Agreements ..............................    21
               (h)    Lease Agreement ....................................    21
               (i)    Opinion of Counsel .................................    21
               (j)    Bills of Sale ......................................    21
               (k)    Closing Deliveries .................................    21
        4.2    Conditions of  Seller's Obligations to Close ..............    22
               (a)    Agreements and Conditions ..........................    22
               (b)    Representations and Warranties .....................    22
               (c)    No Legal Proceedings ...............................    22
               (d)    Closing Certificate ................................    22
               (e)    Seller Stockholders Approval .......................    22
               (f)    Governmental Approvals .............................    22
               (g)    Assignment and Assumption Agreement ................    22
               (h)    Employment Agreements ..............................    22
               (i)    Opinion of Counsel .................................    22
               (j)    Closing Deliveries .................................    22

5.      FURTHER ASSURANCES ...............................................    23

6.      TRANSFER TAXES ...................................................    23

7.      TERMINATION ......................................................    23
        7.1    Termination ...............................................    23
        7.2    Effects of Termination ....................................    24
        7.3    Payment Due Upon Termination ..............................    24

8.      MISCELLANEOUS PROVISIONS .........................................    24
        8.1    Confidentiality ...........................................    24
        8.2    Disclosure Schedules ......................................    24
        8.3    Execution in Counterparts .................................    25
        8.4    Notices ...................................................    25
        8.5    Amendments ................................................    25

        8.6    Entire Agreement ..........................................    25
        8.7    Applicable Law ............................................    25
        8.8    Headings ..................................................    25
        8.9    Fees and Disbursements ....................................    25
        8.10   Assignment ................................................    25
        8.11   Binding Effect; Benefits. .................................    26
        8.12   Severability. .............................................    26


Exhibits

Exhibit A -- Form of Seller's Opinion of Counsel
Exhibit B -- Form of Buyer's Opinion of Counsel


Schedules

Schedule 1.1          Permitted Encumbrances
Schedule 1.2          Excluded Assets
Schedule 1.3(b)       Post Balance Sheet Liabilities
Schedule 1.3(d)       Obligations to Employees
Schedule 1.8          Scheduled Accounts Receivable
Schedule 2.1(a)       States where Seller is Qualified; Organizational Documents
Schedule 2.1(b)       Authority
Schedule 2.1(c)       Governmental Authorizations; Third Party Consents
Schedule 2.1(d)       Compliance
Schedule 2.1(e)       Reports and Financial Statements
Schedule 2.1(f)       Absence of Certain Changes
Schedule 2.1(g)       Tax Matters
Schedule 2.1(h)       Litigation
Schedule 2.1(j)       Compliance with Applicable Law
Schedule 2.1(k)       Title to Properties
Schedule 2.1(l) (i)   Accounts Receivable
Schedule 2.1(l)(ii)   Machinery and Equipment
Schedule 2.1(l)(iii)  Inventory
Schedule 2.1(m)       Proprietary Rights
Schedule 2.1(n)       Ownership and Protection of Proprietary Rights
Schedule 2.1(o)       Domain Names
Schedule 2.1(p)       Insurance
Schedule 2.1(q)       Employee Arrangements
Schedule 2.1(r)       Contracts
Schedule 2.1(s)       Brokers
Schedule 4.1(g)       Employment Agreements
Schedule 4.1(k)       Lease Amendment

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made this 19th day of September, 2001 by and between INTERACTIVE VIDEO TECHNOLOGIES, INC., a Delaware corporation ("BUYER"), and DIGITAL LAVA INC., a Delaware corporation ("SELLER").

                              W I T N E S S E T H:

        WHEREAS, Seller is principally engaged in the business of providing rich media software and applications that stream video and audio with other applications which can be delivered via the Internet, Intranet, DVD, CD-ROM, or Extranet (the "BUSINESS"); and

        WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of Seller relating to the Business, all in the manner and subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


        1. TERMS OF ACQUISITION.

        1.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.7 hereof), Seller shall sell, transfer, convey, assign and deliver ("TRANSFER") to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's rights, properties, assets, contract rights, lease rights and businesses of any and every kind, character and description, whether tangible or intangible, real, personal or mixed, accrued, contingent or otherwise, and wherever located, less and except the Excluded Assets (as defined in Section 1.2 below) (after giving effect to the exclusion of the Excluded Assets, such assets are hereinafter collectively referred to as the "TRANSFERRED ASSETS"), free and clear of all liens, claims and encumbrances of any nature whatsoever except those liens, claims and encumbrances securing Assumed Liabilities (as defined in Section 1.3 hereof) set forth on Schedule 1.1 hereto ("PERMITTED ENCUMBRANCES"), including, without limitation, all of Seller's rights, title and interest in and to the following:

                (a) all cash and cash equivalents, subject to the proviso in
Section 1.1(g) below;

                (b) all domain names owned or used by Seller in the conduct of the Business (the "DOMAIN NAMES") and the URL, associated html code and content (including, without limitation, text and graphics) of Seller's website located at www.digitallava.com;

                (c) all machinery, equipment, furniture, office equipment, telephone equipment and systems, computers, computer equipment and computer systems, spare parts, supplies and tools, including, without limitation, those items set forth on Schedule 2.1(l)(ii) hereto;

                (d) all of Seller's right, title and interest in and to the inventory, materials, parts, work in progress, returned goods and other similar items used in or arising out of the conduct of the Business including, without limitation, those items set forth on Schedule 2.1(l)(iii) hereto;

                (e) all of Seller's right, title and interest in and to any income and payments due Seller, including, without limitation, all accounts, accounts and notes receivable, whether billed or unbilled and whether or not reflected on Seller's books and records, including, without limitation, those set forth on Schedule 2.1(l)(i) hereto;

                (f) to the extent transferable, all of Seller's rights under letters of credit, warranties from any person or entity relating to the Transferred Assets, leases of real and personal property, rental agreements, agreements pursuant to which Seller obtained and holds bonds, commitments, insurance policies other than those described in Section 1.2(e) and Section 1.2(f), purchase orders, sales orders, service agreements, maintenance agreements, distribution agreements, supply agreements and all other contracts, agreements and understandings, whether written or oral, and all rights, claims and causes of action thereunder, whether pending or inchoate, including without limitation those contracts and agreements listed on Schedule 2.1(r) hereto;

                (g) all prepaid assets and all deposits, refunds, rebates and other rights to payment relating to the Transferred Assets or Assumed Liabilities, including without limitation the amounts referred to in Schedule 1.1, provided that in the event Buyer does not enter into the Facility Lease Amendment (as defined in Section 4.1(h) hereof) to assume the Lease (as defined in Section 4.1(h) hereof) pursuant to Section 4.1(h), or waive the condition set forth therein, this Section 1.1 shall not include the restricted cash securing the Lease obligations referenced in Schedule 1.1;

                (h) all intangible assets (including, without limitation, all issued and applied for patents, trademarks, copyrights, trade names, trade secrets, service marks, logos, customer lists and data, relationships and arrangements with customers, authors, designers and suppliers, covenants not to compete, inventions, formulae, processes and permits, computer software and source code, and all licenses, agreements and applications with respect to any of the foregoing, any goodwill associated with any of the foregoing, and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement) arising from or utilized in the operations of the Business, including the name "Digital Lava Inc." and all derivations thereof and without limitation those intangible assets listed on
Schedule 2.1(m) hereto;

                (i) all of Seller's leasehold estates and tenant improvements in the real property that is the subject of the leases listed on Schedule 2.1(k) hereto, subject to the proviso set forth in Section 4.1(h);

                (j) to the extent transferable, all licenses, franchises, authorizations and permits issued by any governmental agency relating to the Business or the Transferred Assets, and all applications therefor pending;

                (k) to the extent transferable, all licenses, authorizations or permits issued by any entity or third party necessary to enable Buyer to carry on the Business in the same manner as heretofore conducted by Seller including, without limitation, those set forth on Schedule 2.1(d) hereto;

                (l) all books, records, files and information (including electronic information whether in hard copy or electronic format) relating to the Business, the Transferred Assets and the Assumed Liabilities and the operations thereof for all periods ending on or before the Closing Date, but excluding such items that relate to the Excluded Assets or the Excluded Liabilities; and

                (m) all assets and properties, whether or not referred to in paragraphs (a) through (l) above, that were included or reflected in the Interim Balance Sheet (as defined in Section 2.1(e) below), other than assets disposed of in the ordinary course of business since the date thereof, and assets thereafter acquired by Seller that if owned as of the date of the Interim Balance Sheet would have been reflected therein.

        1.2 EXCLUDED ASSETS. Notwithstanding anything in Section 1.1 to the contrary, Seller shall retain all of its right, title and interest in and to all of, and shall not Transfer to Buyer any of, the following assets, rights and properties (the "EXCLUDED ASSETS"):

                (a) any proceeds and any other consideration paid or payable in accordance with this Agreement and all rights of Seller under this Agreement or any agreement or instrument executed pursuant hereto or thereto, including, without limitation, Seller's right to enforce Buyer's representations, warranties and covenants hereunder and the obligations of Buyer to pay, perform or discharge the Assumed Liabilities;

                (b) all corporate seals, minute books, stock books and similar corporate records of Seller;

                (c) all personnel records and other records that Seller is required by law to retain in its possession;

                (d) all Tax refunds and claims for refunds of Taxes and other governmental charges of whatever nature;

                (e) all policies of "directors and officers" insurance and rights thereunder; and

                (f) all assets listed on Schedule 1.2 hereto.

        1.3 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due only the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES") and no others:

                (a) liabilities and obligations of Seller which, pursuant to generally accepted accounting principles ("GAAP") applied consistently with the preparation of Seller's

2000 Financial Statements (as defined in Section 2.1(e) hereof), would be required to be, and are, set forth in the Interim Balance Sheet, other than those liabilities and obligations in respect of accrued expenses and other current liabilities.

                (b) liabilities and obligations of Seller of the types set forth in Schedule 1.3(b) hereto, to the extent, and only to the extent, incurred by Seller since the date of the Interim Balance Sheet for goods and services received by the Seller in the ordinary course of business and consistent with past practice regarding such goods and services (the "POST BALANCE SHEET LIABILITIES"), but specifically excluding any and all Transactional Expenses (as defined in Section 8.9 hereof) and Transfer Taxes (as defined in Section 6 hereof);

                (c) obligations of Seller for performance of obligations arising after the Closing Date under the agreements set forth on Schedule 2.1(r) hereto (not including the Lease except to the extent set forth in Sections 1.3(e) and (f) below ), to the extent, and only to the extent, not arising in connection with any breach or default thereunder prior to the Closing Date, excluding obligations with respect to sales tax reimbursement relating to sales taxes collected by Seller from third parties prior to Closing;

                (d) obligations of Seller to or in respect of employee compensation and severance to the extent, and only to the extent, set forth on
Schedule 1.3(d) hereto, provided that with respect only to the individuals listed on Schedule 4.1(g), Buyer shall only assume such liabilities to the extent such individuals have executed the agreements referred to in Section 4.1(g) below; and

                (e) obligations of Seller for performance of obligations arising after the Closing Date under the Lease (i) if Buyer shall have waived the condition set forth in Section 4.1(h) and assumes the Lease at Closing, to the extent, and only to the extent, not arising in connection with any breach or default thereunder prior to Closing or (ii) if Buyer enters into the Facility Lease Amendment pursuant to Section 4.1(h), as such Lease is amended by the Facility Lease Amendment.

                (f) in the event Buyer enters into the Facility Lease Amendment to assume the Lease pursuant to, or waives satisfaction of the condition set forth in, Section 4.1(h), liabilities and obligations of Seller to Silicon Valley Bank in respect of the letter of credit referenced on Schedule 1.1 issued to the landlord under the Lease.


        1.4 EXCLUDED LIABILITIES. "EXCLUDED LIABILITIES" shall mean, and Buyer shall not assume and shall have no liability for, any liabilities or obligations of Seller whether actual or contingent, accrued or unaccrued, matured or unmatured, liquidated or unliquidated, known or unknown, whether arising out of occurrences prior to, on or after the Closing Date, not specifically described in Section 1.3 above, including, without limitation, the following:

                (a) any liability or obligation in respect of Seller's accounts payable other than to the extent set forth in Section 1.3(a) or (b) above;

                (b) any liability or obligation for or in respect of indebtedness of Seller, whether or not secured by the Transferred Assets, other than to the extent set forth in Section 1.3 above;

                (c) any liability or obligation of Seller for any Federal, state, local or foreign income, sales, use, withholding, capital gains or franchise taxes or taxes on capital (including, without limitation, any deferred income tax liability and any penalties and interest thereon), including obligations with respect to sales tax reimbursement relating to sales taxes collected by Seller from third parties prior to Closing, and including the obligations referred to in Schedule 2.1(g) hereto;

                (d) any liability or obligation for expenses incurred by, or for claims made against Seller or any stockholder, officer, director, employee, consultant or agent of Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby, if any;

                (e) any liability or obligation for any investment banking, brokerage or similar charge or commission, or any attorneys' or accountants' fees and expenses, payable or incurred by Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;

                (f) any liability or obligation of Seller arising out of any misrepresentation or breach of any warranty of Seller contained in this Agreement or any of the schedules or exhibits hereto or in any certificate, agreement, instrument or other document delivered pursuant hereto or out of the failure of Seller to perform any of its respective agreements or covenants contained herein or therein or to perform or satisfy any of the Excluded Liabilities;

                (g) any liability or obligation of Seller to or in respect of employees including, without limitation, liabilities and obligations in respect of compensation, accrued vacation, benefits, unused sick pay, bonus and severance (including, without limitation, severance, sick pay or vacation obligations arising as a result of the transactions contemplated hereby) and any liability or obligation of Seller under any employee pension, benefit or other plan, other than to the extent set forth on Schedule 1.3(d) hereto;

                (h) any liability or obligation of Seller arising from or relating to the operation of the Business on or prior to the Closing Date to the extent not specifically set forth in Section 1.3 above, including, without limitation, any liability or obligations arising out of, relating to, or in connection with Seller's accounting treatment or any investigation or other inquiry by the Securities and Exchange Commission ("SEC") or any noncompliance with any applicable, law, rules or regulations, including the matters set forth in Schedule 2.1(h) hereto;

                (i) any liability or obligation arising from or relating to any noncompliance by Seller or any of its stockholders, officers, directors, employees, consultants or agents acting in their capacity as such, implied or otherwise, with any applicable law, rules or regulations, including, without limitation any law relating to bulk transfers in connection with the sale of the Transferred Assets, whether or not such liability would be imposed on Buyer or on Seller under applicable law; and

                (j) any liability or obligation arising from or relating to the Lease referred to in Section 4.1(h) below, if and only if Buyer does not enter into the Facility Lease Amendment pursuant to Section 4.1(h) and does not waive satisfaction of the condition set forth therein and does not assume the Lease.


        1.5 NONASSIGNABLE CONTRACTS. (a) Anything in this Agreement contained to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, agreement or understanding which is included among the Transferred Assets or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent of a third party thereto would constitute a breach or other contravention thereof, would be ineffective with respect to any such third party, or would in any way adversely affect the rights of Buyer or Seller thereunder (the "UNASSIGNED CONTRACTS").

                (b) With respect to any Unassigned Contract and any claim, right or benefit arising thereunder or resulting therefrom, Seller and Buyer shall each use its reasonable good faith efforts to obtain as expeditiously as possible the written consent of the other parties thereto for the assignment thereof to Buyer.

                (c) Unless and until any consent, waiver, confirmation, novation or approval is obtained with respect to any Unassigned Contract, then Seller and Buyer will cooperate to establish an arrangement reasonably satisfactory to Buyer and Seller under which Buyer would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which Seller would enforce for the benefit of Buyer, with Buyer assuming and agreeing to pay Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. In such event (i) Seller will promptly pay to Buyer, all moneys received by it under any such Unassigned Contract or claim, right or benefit arising thereunder; and (ii) Buyer will promptly pay, perform or discharge, when due, any and all obligations and liabilities arising thereunder.

        1.6 PURCHASE PRICE. As the purchase price for all of the Transferred Assets (the "PURCHASE PRICE"), Seller shall be paid the aggregate sum of $700,000 in cash, subject to adjustment as provided in Section 1.8 hereof (the "CASH PURCHASE PRICE"), and assumption of the Assumed Liabilities.

                (a) The Cash Purchase Price shall be payable in cash by wire transfer of immediately available funds to an account of Seller designated in writing by Seller prior to the Closing and shall be due as follows: (i) $700,000 less an amount not to exceed $100,000 (the "HOLDBACK AMOUNT") determined in accordance with Section 1.8 below, and (ii) the Holdback Amount payable pursuant to, and as finally determined in accordance with Section 1.8 below.

                (b) Allocation of Purchase Price. Prior to the Closing Date, Buyer and Seller shall agree upon a statement setting forth a reasonable allocation of the Purchase Price (the

"PRELIMINARY ALLOCATION STATEMENT"). Within ten (10) business days following the date on which the Collection Period expires pursuant to Section 1.8 hereof, the Preliminary Allocation Statement shall be adjusted in accordance with the principles set forth therein to reflect the allocation of the Purchase Price as of the Closing Date (as so adjusted, the "ALLOCATION STATEMENT"). The Allocation Statement shall be prepared in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and other requirements of applicable law. Buyer and Seller shall each report the tax consequences of the purchase and sale contemplated hereby (including the filing of United States Internal Revenue Service Form 8594) in a manner which is consistent with the allocation that is set forth on the Allocation Statement.

        1.7 CLOSING.

                (a) Place and Date. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Buyer's counsel, Kirkpatrick & Lockhart LLP, located at 10100 Santa Monica Boulevard, Seventh Floor, Los Angeles, California 90067, on the first business date following the Seller Special Meeting (as defined in Section 3.5 hereof) and at such time as shall be agreed upon by Buyer and Seller (the "CLOSING DATE").

                (b) Actions by Seller. At the Closing, Seller shall execute and deliver to Buyer, or shall cause to be executed and delivered to Buyer:

                        (i) such bills of sale and other instruments of transfer and assignments as may be required in order to transfer to Buyer all of Seller's right, title and interest in and to the Transferred Assets, free and clear of any liens other than Permitted Encumbrances;

                        (ii) a patent assignment in form and substance reasonably satisfactory to Buyer pursuant to which Buyer will assume Seller's patents;

                        (iii) a trademark assignment in form and substance reasonably satisfactory to Buyer pursuant to which Buyer will assume Seller's trademarks;

                        (iv) a Domain Name and Web Site assignment transferring Seller's rights in the Domain Names in form and substance reasonably satisfactory to Buyer;

                        (v) a closing certificate (the "CLOSING CERTIFICATE") duly executed by Seller's Chief Financial Officer setting forth as of the Closing Date (A) the remaining balance of each of the Scheduled Accounts Receivable (as defined in Section 1.8 hereof), (B) the detail and amount of each of the Post Balance Sheet Liabilities and (C) Seller's cash and cash equivalents as of the Closing Date, based on a bank balance statement to be attached to the Closing Certificate; and

                        (vi) each of the Buyer Ancillary Agreements to which Seller is a party.

The documents referred to in clauses (i) through (vi) above are hereinafter sometimes severally referred to as a "SELLER ANCILLARY AGREEMENT" and collectively referred to as the "SELLER ANCILLARY AGREEMENTS."

                (c) Actions by Buyer.At the Closing, Buyer shall execute and deliver to Seller, or shall cause to be executed and delivered to Seller:

                        (i) the Cash Purchase Price less (x) the Holdback Amount, if any, and (y) to the extent Seller retains all cash and cash equivalents referred to in Section 1.1(a) above at Closing in lieu of transferring such amounts to Buyer, an amount equal to Seller's cash and cash equivalents as of the Closing Date being acquired pursuant to Section 1.1(a) above, in immediately available funds by wire transfer to an account designated in writing by Seller no less than two (2) business days prior to the Closing Date;

                        (ii) an assignment and assumption agreement in form and substance reasonably satisfactory to Seller pursuant to which Buyer shall assume the Assumed Liabilities;

                        (iii) copies of the letter agreements reflecting employment, consulting or severance arrangements described in Section 4.1(g) hereto; and

                        (iv) each of the Seller Ancillary Agreements to which Buyer is a party.

The documents referred to in clauses (ii) through (iv) above are hereinafter sometimes severally referred to as a "BUYER ANCILLARY AGREEMENT" and collectively referred to as the "BUYER ANCILLARY AGREEMENTS."

        1.8 HOLDBACK DISTRIBUTION.

                (a) Accounts Receivable Adjustment. The Holdback Amount shall be an amount, not to exceed $100,000, equal to (i) fifty percent (50%) of the Accounts Receivable set forth on Schedule 1.8 hereto (such fifty percent (50%) amount being referred to hereafter as the "SCHEDULED ACCOUNTS RECEIVABLE") less
(ii) any Scheduled Accounts Receivable actually collected by Seller prior to the Closing Date. During the period beginning on the Closing Date and ending on December 31, 2001 (the "COLLECTION PERIOD"), Buyer agrees to pursue the collection of the remaining Scheduled Accounts Receivable in a reasonably diligent manner and with the same degree of care with which Buyer pursues accounts receivable on its own behalf. By the close of business on the last day of each week of the Collection Period, Buyer will deliver to Seller a statement (the "COLLECTION STATEMENT") setting forth in reasonable detail all amounts actually received and collected by Buyer during that week of the Collection Period with respect to the Scheduled Accounts Receivable and the remaining unpaid Scheduled Accounts Receivable. Seller will be entitled to distributions of the Holdback Amounts as follows: (i) if the amount remaining unpaid on the Scheduled Accounts Receivable is greater than the Holdback Amount (as may be adjusted as described below), then Seller shall not be entitled to any distribution of the Holdback Amount and (ii) to the extent the amount remaining unpaid on the Scheduled Accounts Receivable is less than the Holdback Amount (as may be adjusted as described below), Buyer will pay to Seller the excess of the Holdback Amount (as adjusted for previous distributions pursuant to this Section) over the remaining amount unpaid on the Scheduled Accounts Receivable (the "HOLDBACK DISTRIBUTION"). If applicable, a check for the Holdback Distribution will be sent to Seller each week with the Collection Statement. If during the Collection Period Buyer is required to return or restore any payment received on a Scheduled Accounts Receivable upon the bankruptcy, insolvency or reorganization of an account debtor, Buyer shall be entitled to treat such Scheduled Accounts Receivable as an unpaid Scheduled Accounts Receivable. After the expiration of the Collection Period, Seller shall have no responsibility to Buyer under this Section 1.8 for the collectibility of any of the remaining Scheduled Accounts Receivable, the Cash Purchase Price shall be permanently reduced and Buyer shall have no obligation with respect to any remaining balance of the Holdback Amount. Any payments received by Seller on or after the Closing Date with respect to the Scheduled Accounts Receivable shall be held in trust for Buyer, and shall be immediately delivered to Buyer in the form received. Seller hereby authorizes and appoints Buyer, as its attorney-in-fact, coupled with an interest, to endorse all instruments received in respect of any Scheduled Accounts Receivable, whether received from Seller or from any account debtor.

                (b) Other Adjustments. Notwithstanding the foregoing, to the extent that prior to the Closing Seller determines in good faith that there are Excluded Liabilities, the satisfaction or payment of which are necessary or advisable, Seller may elect, with the prior written consent of Buyer (which consent shall not be unreasonably withheld), to pay such Excluded Liability and have Buyer deduct the amount thereof from the Cash Purchase Price; and furthermore, to the extent that after the Closing Buyer determines in good faith that there are Excluded Liabilities, the satisfaction or payment of which are necessary to continue the operations of the Business in the same manner heretofore conducted, Buyer may elect, with the prior written consent of Seller (which consent shall not be unreasonably withheld), to pay such Excluded Liability on behalf of Seller and to deduct the amount thereof from the Holdback Amount.


        2. REPRESENTATIONS AND WARRANTIES.

        2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

                (a) Organization, Good Standing and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it and to execute and deliver this agreement and to perform its obligations hereunder. Schedule 2.1(a) hereto sets forth all states and other jurisdictions in which Seller is duly registered or qualified and in good standing to do business as a foreign corporation. There are no other states or jurisdictions in which the character and location of the properties owned or leased by it, or the conduct of the Business makes any such registration or qualification necessary, except where the failure to be so registered or qualified would not have a material adverse effect on the Business, results of operations, or financial position of Seller or the value of its properties or assets ("MATERIAL ADVERSE EFFECT").

                (b) Authority. The execution and delivery by Seller of this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by Seller (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "SELLER EXECUTED AGREEMENTS"), the performance by Seller of its respective obligations under the Seller Executed Agreements, and the consummation of the transactions contemplated by the Seller Executed Agreements, have been duly and validly authorized by all necessary action on the part of the board of directors of Seller and Seller has all necessary power with respect thereto. The Seller Executed Agreements are, or when executed and delivered by the delivering parties shall be, the valid and binding obligations of Seller, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws. Except as set forth on Schedule 2.1(b) hereto, neither the execution and delivery by Seller of the Seller Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Seller of its obligations under the Seller Executed Agreements, will (nor with the giving of notice or the lapse of time or both would) (i) following receipt of the Seller Stockholders Approval, conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Seller, (ii) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise result in a loss of contractual benefits to Seller, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of the Transferred Assets may be bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller or any of the Transferred Assets, (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the Transferred Assets, or (v) to the knowledge of Seller, interfere with or otherwise adversely affect the ability of Buyer to carry on the Business as now conducted by Seller.

                (c) Governmental Authorizations; Third Party Consents. Except as set forth on Schedule 2.1(c) hereto, no approval, consent, compliance, exemption, authorization or other action by, or notice to or filing with, any governmental authority or any other person or entity, other than the Seller Stockholders Approval described in Section 2.1(i) or as may be required by applicable bulk transfer laws, and no lapse of a waiting period, is necessary or required to be obtained by Seller in connection with the execution, delivery or performance by it, of this Agreement, any of the Seller Executed Agreements or the transactions contemplated hereby and thereby.

                (d) Compliance. Except as set forth on Schedule 2.1(d) hereto, Seller is in compliance, in all material respects, with all legal requirements of any governmental authority applicable to its business and operations. Except as set forth on Schedule 2.1(d) hereto, Seller has in effect all permits, licenses, franchises and other similar governmental authorizations, consents and approvals (collectively, "PERMITS") necessary to conduct its businesses as presently conducted, except for the failure to have such Permits that would not, individually or in the aggregate, result in a Material Adverse Effect. Schedule 2.1(d) sets forth a complete and accurate list of all such Permits. Except as set forth on Schedule 2.1(d), no investigation or review by any governmental authority with respect to Seller is pending or, to the best knowledge of Seller, threatened, nor has any governmental authority indicated an intention to conduct any investigation or review.

                (e) Reports and Financial Statements. Seller's audited financial statements for its fiscal year ended December 31, 2000 (the "2000 FINANCIAL STATEMENTS") and Seller's unaudited balance sheet as of August 31, 2001 (the "INTERIM BALANCE SHEET") and the unaudited statement of income for the eight (8) months ended August 31, 2001 (together with the Interim Balance Sheet, the "INTERIM FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP then in effect (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-QSB of the SEC) applied on a consistent basis and fairly present in all material respects the financial position of Seller as of the dates thereof and the results of its operations and stockholders' equity, and with respect to the 2000 Financial Statements only, cash flows, for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments. Except as set forth in the 2000 Financial Statements and the Interim Financial Statements or on Schedule 2.1(e) hereto and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Seller does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, known, unknown or otherwise).

                (f) Absence of Certain Changes. Except as and to the extent set forth on Schedule 2.1(f) hereto, since August 31, 2001, Seller has not:

                        (i) suffered any material adverse change in its assets, liabilities, condition (financial or otherwise), business or operations;

                        (ii) incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $15,000 (counting obligations or liabilities arising from one transaction or a series or similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any increase in, or change in any assumption underlying or methods of calculating, any bad debt, contingency or other reserves;

                        (iii) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, other than taxes and general and special assessments not in default and payable without penalty or interest;

                        (iv) written off as uncollectible any notes or accounts receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which are material;

                        (v) suffered to lapse any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                        (vi) disposed of or suffered to lapse any rights to use any Domain Name, patent, trademark, trade name or copyright, or disposed of or disclosed (except as necessary in the ordinary conduct of the Business) to any person any trade secret, formula, process or know-how;

                        (vii) made any change in any method of accounting or accounting practice;

                        (viii) repaid, in whole or in part, directly or indirectly (including by way of offset) any liability or obligation which would be, but for such repayment, an Excluded Liability;

                        (ix) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, stockholders or employees or any "affiliate" or "associate" of any of its officers, directors, stockholders or employees (as such terms are defined in Rule 405 promulgated under the Securities Act and as used herein, "AFFILIATE" and "ASSOCIATE"); or

                        (x) agreed, whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section or described on Schedule 2.1(f).

                (g) Tax Matters. Except as set forth in the 2000 Financial Statements, the Interim Financial Statements or on Schedule 2.1(g) hereto, Seller has filed with the appropriate governmental agencies all Federal, state, local or foreign tax returns and reports required to be filed by it ("RETURNS"), has paid in full or made adequate provision for the payment of, all taxes of every nature, including, but not limited to, income, sales, franchise and withholding taxes ("TAXES"), together with interest, penalties, assessments and deficiencies owed by it (whether or not shown on any Returns), and all such Returns were correct and complete in all respects. Seller is not currently the beneficiary of any extension of time within which to file any Returns. Seller has previously provided Buyer with complete and accurate copies of all such Returns filed within the past five (5) years. There are no filed or other known tax liens upon any property or assets of Seller. Seller has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to Seller's knowledge, threatened action or proceeding by any governmental authority for the assessment or collection of Taxes, except as set forth on Schedule 2.1(g). There is no unresolved written claim by a governmental authority in any jurisdiction where Seller does not file Returns that Seller is or may be subject to taxation by such jurisdiction. Except as set forth on Schedule 2.1(g), there has been no examination or audit with respect to Taxes with respect to any year. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.

                (h) Litigation. Except as set forth on Schedule 2.1(h) hereto, there are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations, pending, or to the best knowledge of Seller, threatened against relating to or affecting, or that is reasonably likely to affect, the Business or Seller or any of the Transferred Assets, Assumed Liabilities or the transactions contemplated hereby. There are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against Seller that are not satisfied.

                (i) Vote Required. The approval of this Agreement by the holders of a majority of the outstanding shares of Seller's common stock (the "SELLER STOCKHOLDERS APPROVAL") is the only vote of the holders of any of the capital stock of Seller required to approve this Agreement and the other transactions contemplated hereby.

                (j) Compliance with Applicable Law. Except as set forth on
Schedule 2.1(j) hereto, Seller is, and at all times since December 31, 2000 has been, in compliance with all Federal, state, local and foreign laws, statutes, ordinances, regulations, and administrative rulings (collectively "LAWS"), promulgated by any governmental or regulatory authority applicable to Seller or to the conduct of the Business or operations of Seller or to the use of its properties and assets, including, without limitation, all tax, ERISA, health and environmental privacy, employment and human rights Laws, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect. Except as set forth on Schedule 2.1(j), since December 31, 2000 Seller has not received any written notices of violation or alleged violation of any Laws by Seller.

                (k) Title to Properties. The Transferred Assets are all of the assets that are necessary for the conduct of the Business as currently conducted by Seller. Seller does not own any real property. Except as set forth on
Schedule 2.1(k) hereto, Seller has good title to all of the properties and assets (personal and mixed, tangible and intangible) reflected on the Interim Balance Sheet or thereafter acquired or that it purports to own (except properties or assets sold or otherwise disposed of in the ordinary course of business consistent with past practice subsequent to August 31, 2001 which in the aggregate did not have a book value in excess of $5,000), free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except those referred to in the Interim Balance Sheet or Permitted Encumbrances.
Schedule 2.1(k) also contains an accurate list setting forth all (i) leases (whether by or to Seller) and contracts and commitments for the lease (whether as lessor or lessee) by Seller with respect to real property and (ii) leases (whether by or to Seller) and title retention or conditional sales agreements and other security devices (whether as lessor or lessee) of Seller with respect to items of personal property. All leases listed on Schedule 2.1(k) are valid, binding and enforceable in accordance with their terms, and are in full force and effect, except to the extent that enforceability may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar laws; there are no existing defaults in any material respect by Seller thereunder and no event of default has occurred that (whether with or without notice, lapse of time or both) would constitute a default in any material respect by Seller thereunder. All of the tangible property (whether owned or leased) included in the Transferred Assets is located at the real property leased by Seller as set forth on Schedule 2.1(k).

                (l) Accounts Receivable; Fixed Assets; Inventory.

                        (i) Schedule 2.1(l)(i) hereto contains a complete and accurate list of Seller's accounts receivable as of September 14, 2001, and aging with respect thereto. To the best of Seller's knowledge, all of the accounts receivable of Seller reflected on Schedule 2.1(l)(i) are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof and are not subject to any offsets. A true and correct list of Seller's accounts receivable as of the Closing Date, and aging with respect thereto, will be added to Schedule 2.1(l)(i) at Closing. The accounts receivable of Seller added after the date hereof to Schedule 2.1(l)(i) when added will be good and collectible in the ordinary course of business at the aggregate amounts recorded on the books of account and will not subject to any offsets.

                        (ii) Schedule 2.1(l)(ii) hereto contains a complete and accurate list of all machinery, equipment and other fixed assets of Seller (the "EQUIPMENT") having a book value in excess of $5,000. Each such item of Equipment is in good operating condition, normal wear and tear excepted, and is adequate for the use to which it is being put. Each such item of Equipment has been maintained, in all material respects, in accordance with prudent business practice and no such maintenance has been deferred.

                        (iii) Schedule 2.1(l)(iii) hereto contains a complete and accurate list of all inventory of Seller and all items to be delivered to the Business for such inventory after the date hereof that are subject to purchase commitments outstanding on the date hereof. All such inventory consists of items that are, or upon delivery will be, of a quality and quantity presently usable and saleable in the ordinary course of business.

                (m) Proprietary Rights. Schedule 2.1(m) hereto sets forth: (i) all of Seller's federal, state and foreign registrations of trademarks, service marks and of other marks and trade names, and all pending applications for any such registrations and all of Seller's patents and all applications therefor,
(ii) all computer software (other than so-called off-the-shelf computer software) used by Seller in the conduct of the Business and all rights thereto and (iii) all other trademarks, service marks and other marks and trade names in which Seller has any interest whatsoever or which are currently used by Seller in the Business, all licenses and royalty rights, and all trade secrets and other proprietary and confidential know-how (and all designs, plans, specifications, technical information related thereto) that are material to the Business as conducted by Seller, whether or not registered, created or used by or on behalf of Seller, whether such use is or will be pursuant to license, sublicense, agreement or permission (collectively, the "PROPRIETARY RIGHTS").
Schedule 2.1(m) also sets forth: (i) for each patent and registered design, the number, normal expiration date and subject matter for each country in which such patent or registered design has been issued, (ii) for each patent application and registered designed application, the application number, date of filing and subject matter for each country, (iii) for each registered trademark (or application therefor), the trademark application serial number or the trademark registration number, the trademark class of goods covered and the trademark expiration date for each country in which a trademark has been registered and
(iv) for each registered service mark, the service mark number, the service mark class of goods covered and the service mark expiration date for each country in which a service mark has been registered. Except as set forth on Schedule 2.1(m), Seller has no copyright registrations and no pending applications therefor.

                (n) Ownership and Protection of Proprietary Rights. Except as set forth on Schedule 2.1(n) hereto, Seller owns, or possesses adequate and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and remedies and by general equitable principles (regardless of whether enforcement is sought in equity or at law)) licenses or other rights to use, all Proprietary Rights that are material to the Business as conducted by Seller. Except as set forth on Schedule 2.1(n), all patents, registered designs, trademarks, service marks and trade names set forth on Schedule 2.1(m) hereto have been duly issued and all of the other Proprietary Rights exist, are registered and are subsisting. Seller has not received any written notice of invalidity, infringement or misappropriation of any rights of others with respect to such Proprietary Rights. To the knowledge of Seller, Seller has taken all reasonable steps to protect the Proprietary Rights from infringement by any other Person and to maintain the value of the Proprietary Rights, except as set forth on
Schedule 2.1(n) hereto. Except as set forth on Schedule 2.1(n), to Seller's knowledge, no other Person (i) has the right to use any trademarks, service marks or trade names set forth on Schedule 2.1(m), (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights or (iii) is infringing upon or misappropriating any such Proprietary Rights in any way. To the knowledge of Seller, (x) Seller's use of the Proprietary Rights is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, (y) all of the Proprietary Rights are valid rights of Seller and (z) there are no restrictions on Seller's right to sell products manufactured or developed by Seller in connection with the Business that result from, are caused by or are otherwise related to any of the Proprietary Rights.

                (o) Domain Names. Schedule 2.1(o) hereto sets forth a complete list of all Domain Names owned or used by Seller in the conduct of the Business. None of Seller's officers, directors, employees or stockholders or any of its Affiliates or Associates has any ownership or other interest in the Domain Names. To Seller's knowledge, none of the Domain Names infringes any trademarks, trademark rights, trade names, trade name rights or service marks of others. Seller has not obtained rights to any Domain Name in violations of any Laws, including, without limitation, the Anticybersquatting Consumer Protection Act.

                (p) Insurance. Schedule 2.1(p) hereto contains a complete and correct list of all policies of insurance in which Seller or its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee. Copies of all such policies have been previously provided to Buyer. Such policies are in full force and effect.

                (q) Employee Arrangements; ERISA. Except as described in the Financial Statements or as set forth on Schedule 2.1(q) hereto, Seller has (i) no union, collective bargaining, employment, management, severance or consulting agreements to which Seller is a party or is otherwise bound, and (ii) no deferred compensation agreements, pension and retirement plans, profit-sharing plans, stock purchase and stock option plans. Schedule 2.1(q) contains a complete and accurate list of all compensation, incentive, bonus, severance, disability, hospitalization, medical insurance, life insurance and other employee benefit plans, programs or arrangements maintained by Seller or under which Seller has any material obligations (other than obligations to make current wage or salary payments) in respect of, or that otherwise cover, any of the current or former officers, employees or consultants of Seller, or their beneficiaries (each, an "EMPLOYEE BENEFIT PLAN" and collectively, the "EMPLOYEE BENEFIT PLANS"). No Employee Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code. All contributions to and payments from the Employee Benefit Plans that may have been required to be made in accordance with the Employee Benefit Plans have been made or are properly accrued and reflected on the balance sheets or the books and records of Seller.
Schedule 2.1(q) hereto also lists the names, compensation and all accrued and unused vacation and sick time of all persons employed by Seller. Seller has no Employee Benefit Plans that are qualified for Federal income tax exemption under Sections 401 and 501 of the Code.

                (r) Contracts. Schedule 2.1(r) hereto contains a complete and correct list, and brief description, of any and all contracts, agreements, service agreements, maintenance agreements, distribution agreements, supply agreements, mortgages, notes, commitments, obligations, and all other contracts, agreements and understandings, whether written or oral and undertakings to which Seller is a party or otherwise bound that involve in excess of $25,000 or which are otherwise material to the Business (the "MATERIAL CONTRACTS"). True and complete copies of all Material Contracts have been furnished to Buyer. Except as disclosed on Schedule 2.1(r): (i) each Material Contract is in full force and effect, (ii) to Seller's knowledge, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder and no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to a default or right of cancellation thereunder, (iii) Seller is not in default thereunder and no event, occurrence, condition or act exists by or on behalf of Seller which, with the giving of notice or the lapse of time or both would give rise to a default by Seller thereunder, and (iv) to Seller's knowledge, there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. Except as disclosed in the Seller SEC Report or as set forth on Schedule 2.1(r), to Seller's knowledge, there is no reason why any of the Material Contracts disclosed in Schedule 2.1(r) could not be continued between Buyer and Seller's contractual partners on the same terms and conditions as currently apply. Seller has no reason to believe that any of Seller's contractual partners will terminate its relationship with Seller as a result of the acquisition of the Transferred Assets by Buyer.

                (s) Brokers. No agent, broker, person or firm acting on behalf of Seller or under the authority of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby for which Buyer could become liable.

                (t) Disclosure. No representation or warranty made by Seller herein or in any of the Seller Executed Agreements contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading.

        2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

                (a) Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and all of the agreements, schedules, exhibits, documents and instruments specifically provided for hereunder to be executed and/or delivered by Buyer (all of the foregoing, including this Agreement, being hereinafter sometimes collectively referred to as the "BUYER EXECUTED AGREEMENTS"), and to perform its obligations hereunder and thereunder.

                (b) Authority. The execution and delivery by Buyer of this Agreement and of each of the other Buyer Executed Agreements to which it shall be a party, the performance by Buyer of its obligations under this Agreement or such Buyer Executed Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Buyer Executed Agreements are, or when executed and delivered by Buyer shall be, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws. Neither the execution and delivery by Buyer of the Buyer Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by Buyer of its obligations under the Buyer Executed Agreements, will (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-Laws of Buyer, or (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation to which Buyer is subject.

                (c) No Proceedings. There are no claims, suits or actions, or administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Seller, threatened against Buyer that challenge or may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.

                (d) Brokers. No agent, broker, person or firm acting on behalf of Buyer or under the authority of the foregoing is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby for which Seller could become liable.

                (e) Financing. Buyer has adequate financial resources to perform all of its obligations under this Agreement and the Buyer Executed Agreements contemplated hereby.


        3. COVENANTS. Seller covenants and agrees, and Buyer covenants and agrees, to perform or take any and all such actions to effectuate the following from the date hereof until the Closing Date:

        3.1 INVESTIGATION BY BUYER. Buyer may, prior to the Closing Date, through its representatives (including its counsel, accountants and consultants) make such investigations of the properties, offices and operations of Seller and such audit of the financial condition of Seller as it deems necessary or advisable in connection with the transactions contemplated hereby, including, without limitation, any investigation enabling it to familiarize itself with such properties, offices, operations and financial condition; such investigation shall not, however, affect Seller's representations, warranties and agreements hereunder. During normal business hours and upon reasonable prior notice, Seller shall permit Buyer and its authorized representatives to have, after the date hereof, full access to the premises and to all books and records and Returns of Seller, and Buyer shall have the right to make copies thereof and excerpts therefrom at its own cost and expense. Seller shall furnish Buyer with such financial and operating data and other information with respect to Seller as Buyer may from time to time reasonably request.

        3.2 CARRY ON IN ORDINARY COURSE. Except with Buyer's prior written consent, prior to the Closing Seller shall carry on the Business diligently and substantially in the same manner as heretofore conducted, and shall not: (a) enter into or agree to enter into any extraordinary transaction, contract, lease or commitment; (b) declare any dividends, nor make any distributions or payments to the stockholders other than employment compensation and pass-through distributions by Seller in respect of federal taxes on the income of Seller attributable to the stockholders; (c) redeem any capital stock of Seller or issue any capital stock or enter into any agreement that grants a right to acquire any of the capital stock of Seller; (d) increase the compensation of any employee of Seller, other than ordinary year-end increases or enter into any severance agreement or employment agreement with any employee of Seller, other than modification, waiver or other amendment of the Management Incentive Letters included on Schedule 1.3(d) which do not result in an increase in any benefits thereunder; (e) loan or advance any amounts to any officer, director, the stockholders or employee of Seller or enter into any agreement with any of the foregoing or any person related to any of the foregoing; (f) acquire or dispose of any assets, other than assets acquired or disposed of in the ordinary course of business consistent with past practice, which are not material individually or in the aggregate, provided, that Seller may seek the approval by its stockholders of the plan of liquidation and dissolution adopted by Seller's board of directors prior to execution of this Agreement; (g) encumber or commit to encumber any of its assets; (h) take any action, or suffer any action to be taken, that could reasonably be likely to cause any of the representations or warranties of Seller contained herein not to be true and correct on and as of the Closing Date; (i) repay, in whole or in part, directly or indirectly (including, without limitation, by way of offset) any indebtedness except for regularly scheduled payments thereof in accordance therewith; (j) repay, in whole or in part, directly or indirectly (including, without limitation, by way of offset) any Excluded Liabilities without the prior consent of Buyer which consent shall not be unreasonably withheld; (k) settle or compromise any lawsuit or claim if such settlement imposes a material monetary obligation or a continuing non-monetary obligation in respect of the Business or any of the Transferred Assets; (l) waive or compromise any valuable right; or (m) enter into any agreement to take any of the foregoing actions.

        3.3 STANDSTILL. (a) Seller shall not, and shall use its commercially reasonable efforts to cause Seller's directors, officers, employees, agents and Affiliates or Associates not to, directly or indirectly, solicit or initiate the submission of proposals from, or solicit, encourage, entertain or enter into any arrangement, agreement or understanding with, or engage in any negotiations with, or furnish any information to, any person, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of the Business or assets of Seller or any of its securities (an "ACQUISITION PROPOSAL"); provided, that Seller may issue securities pursuant to any warrants, options or other rights to acquire securities outstanding as of the date hereof ("STOCK OPTIONS"). Should Seller or any of its Affiliates or Associates, during such period, receive any offer or inquiry relating to such acquisition, or obtain information that such an offer is likely to be made, they will provide Buyer with immediate written notice thereof.

                (b) Notwithstanding anything to the contrary contained in
Section 3.3(a) or elsewhere in this Agreement, prior to the Closing, Seller may, to the extent Seller's board of directors determines that it would be in the best interests of Seller or its stockholders to do so, participate in discussion or negotiations with, and furnish information, and afford access to the properties, books, records, officers, employees and representatives of Seller to any person after such person has delivered to Seller in writing, an unsolicited Acquisition Proposal which Seller's board in its good faith reasonable judgment determines (after consultation with its advisors) if consummated would be more favorable to Seller or its stockholders than the transactions contemplated by this Agreement (a "SUPERIOR PROPOSAL"). In the event Seller receives an unsolicited Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 3.3(b) and Section 7.3 hereof) will prevent Seller's board from executing or entering into an agreement relating to such Superior Proposal and recommending such Superior Proposal to its stockholders, if Seller's board concludes it is advisable to do so in the discharge of its fiduciary duties; and in such case, Seller's board may withdraw, modify or refrain from making its recommendation of the transactions contemplated by this Agreement, and, to the extent it does so, Seller may refrain from calling, providing notice of and holding the Seller Special Meeting to adopt this Agreement and from soliciting proxies or consents to secure the Seller Stockholders Approval and may terminate this Agreement in accordance with
Section 7.1.

        3.4 CONSENTS. Except as set forth in Section 3.5 hereof, Seller shall use all commercially reasonable efforts to obtain in writing, prior to the Closing Date, all consents, approvals, waivers, authorizations and orders necessary or reasonably required in order to permit Seller to effectuate this Agreement and to consummate the transactions contemplated hereby, including without limitation those consents set forth on Schedule 2.1(c) (collectively, "CONSENTS"). All Consents will be in writing and copies thereof will be delivered to Buyer promptly after Seller's receipt thereof but no later than immediately prior to Closing.

        3.5 SELLER STOCKHOLDERS APPROVAL. Subject to Section 3.3(b), Seller shall, as soon as reasonably practicable after the date hereof take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders (the "SELLER SPECIAL MEETING") and shall solicit proxies or consents in connection therewith in compliance with all applicable laws to secure the Seller Stockholders Approval.

        3.6 PUBLIC ANNOUNCEMENTS. Seller and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties, except as may be required by the disclosure obligations of Seller or its affiliates under applicable securities laws.

        3.7 NOTIFICATION. Each party hereto shall give the other party or parties hereto prompt written notice of: (a) the existence of any fact or the occurrence of any event that constitutes, or with the giving of notice or the passage of time or both would constitute, a breach of any representation or warranty of the party giving such notice made herein or pursuant hereto; and (b) the taking of any action by the party giving such notice that would breach or violate, or constitute a default under, any agreement or covenant of such party made herein or pursuant hereto. The giving of any such notice shall not affect, modify or limit in any way any representation, warranty, agreement or covenant of the parties made herein or pursuant hereto.

        3.8 RETENTION AND ACCESS TO RECORDS. After the Closing Date, Buyer shall retain for a period of five (5) years those books and records of Seller constituting a part of the Transferred Assets. Buyer also shall provide Seller and its representatives reasonable access thereto, during normal business hours and with reasonable prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits or such other reasonable business purpose specified by Seller in such notice. After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to records related to the Business retained in the possession of Seller, during normal business hours and with reasonable prior written notice, for any reasonable business purpose specified by Buyer in such notice.

        3.9 STATEMENT OF CASH ACCOUNTS. In the event that Seller requests and is granted an extension of the period prior to Closing pursuant to Section 7.1(b), Seller shall provide Buyer with a statement of cash accounts payable, accounts receivable and cash equivalents for the month ending October 31, 2001 and for each week thereafter until the Closing Date.


        4. CONDITIONS TO CLOSING.

        4.1 CONDITIONS OF BUYER'S OBLIGATION TO CLOSE. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions any of which may be waived by Buyer in writing at or prior to
Closing:

                (a) Agreements and Conditions. On or before the Closing Date, Seller shall have complied with and duly performed in all material respects all agreements, covenants and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                (b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                (c) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby, and on the Closing Date there will be no court or governmental actions or proceedings pending or threatened against or affecting Seller that involve a demand for any judgment or liability, whether or not covered by insurance, and that may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of Seller.

                (d) Certificate. Buyer shall have received a certificate dated the Closing Date and executed by an authorized officer of Seller to the effect that the conditions expressed in Sections 4.1(a), 4.1(b) and 4.1(c) have been fulfilled.

                (e) Governmental Approvals. All consents, authorizations or approvals required to be obtained from any governmental agencies, departments, bureaus, commissions and similar bodies, in connection with the consummation by Seller of the transactions contemplated by this Agreement and the operation of the Business by Buyer shall have been obtained.

                (f) Consents. Buyer shall have received all Consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby, including, but not limited to, the requisite Seller Stockholders Approval as set forth in Section 3.5 hereof and all Consents necessary to assign all Material Contracts.

                (g) Employment Agreements. The key employees of Seller listed on
Schedule 4.1(g) hereto shall have entered into letter agreements with Buyer reflecting employment, consulting or severance arrangements, with respect to the matters set forth on Schedule 1.3(d) hereto to be assumed by Buyer and otherwise in form and substance reasonably satisfactory to Buyer.

                (h) Lease Agreement. The landlord with respect to the lease for 13160 Mindanao Way Suite 350 (the "Lease") referred to in Schedule 2.1(k) hereto shall have entered into an amendment (the "FACILITY LEASE AMENDMENT") with Buyer with respect to the matters set forth in Schedule 4.1(h) hereto and otherwise in form and substance reasonably satisfactory to Buyer; provided, however, that if such an amendment is not entered into prior to Closing, then Buyer may elect to waive the condition and assume the obligations under the Lease in accordance with Section 1.3(e) above; provided, further, that in the event the Facility Lease Amendment is not entered into prior to Closing and Buyer has not waived this condition, any and all liabilities and obligations under the Lease shall be deemed Excluded Liabilities retained by Seller and not assumed by Buyer, and this condition to Closing shall be deemed satisfied.

                (i) Opinion of Counsel. Buyer shall have received an opinion of Latham and Watkins, counsel for Seller, dated as of the Closing Date, substantially in the form annexed hereto as Exhibit A.

                (j) Bills of Sale. Buyer shall have received such bills of sale, deeds of transfer, assignments and other documents in form and substance reasonably satisfactory to Buyer conveying the Transferred Assets to Buyer.

                (k) Closing Deliveries. Buyer shall have received at or prior to the Closing all documents set forth in this Section 4.1 and such other documents, instruments or certificates as Buyer may reasonably request, including, without limitation, a certificate signed by authorized representatives of Seller attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.

        4.2 CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller to close under this Agreement are subject to the following conditions any of which may be waived by Seller in writing at or prior to Closing:

                (a) Agreements and Conditions. On or before the Closing Date, Buyer shall have complied with and duly performed in all material respects all agreements, covenants and conditions on its part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

                (b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                (c) No Legal Proceedings. No court or governmental action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereby.

                (d) Closing Certificate. Seller shall have received a certificate dated the Closing Date and executed by authorized officers of Buyer to the effect that the conditions contained in Sections 4.2(a), 4.2(b) and 4.2(c) have been fulfilled.

                (e) Seller Stockholders Approval. Seller shall have received the requisite Seller Stockholders Approval as set forth in Section 3.5 hereof.

                (f) Governmental Approvals. All consents, authorizations or approvals required to be obtained from any governmental agencies, departments, bureaus, commissions and similar bodies, in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

                (g) Assignment and Assumption Agreement. Seller shall have received such assignment and assumption agreements and other documents in form and substance reasonably satisfactory to Seller pursuant to which Buyer shall assume the Assumed Liabilities as of the Closing.

                (h) Employment Agreements. The key employees of Seller listed on
Schedule 4.1(g) hereto shall have received letter agreements executed by Buyer reflecting employment, consulting or severance arrangements set forth on
Schedule 1.3(d) hereto to be assumed by Buyer.

                (i) Opinion of Counsel. Seller shall have received an opinion of Kirkpatrick & Lockhart LLP, counsel for Buyer, dated as of the Closing Date, substantially in the form annexed hereto as Exhibit B.

                (j) Closing Deliveries. Seller shall have received at or prior to the Closing all documents set forth in this Section 4.2 and such other documents, instruments, or certificates as Seller may reasonably request, including, without limitation, a certificate signed by authorized representatives of Buyer attesting to the authenticity of the resolutions authorizing the transactions contemplated by this Agreement.


        5. FURTHER ASSURANCES. From time to time after the Closing, and without further consideration, each party shall execute and deliver such other instruments of conveyance, assignment, assumption, transfer and delivery and take such other actions as the other party may reasonably request in order to carry out the intent of this Agreement and the transactions contemplated hereby.


        6. TRANSFER TAXES. Seller shall pay all sales and excise taxes ("TRANSFER TAXES"), if any, incurred in connection with the transactions contemplated by this Agreement. With respect to any item that is exempt from sales or use tax on any basis, Buyer shall deliver to Seller such certificates for such exemption as Seller may reasonably request. Except as hereinabove provided, the party hereto that is responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the transfer of the Transferred Assets pursuant to this Agreement. Each party hereto will cooperate to the extent practicable in minimizing all taxes (other than income taxes) and fees levied by reason of the Transfer of the Transferred Assets.


        7. TERMINATION.

        7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

                (a) By mutual written agreement of the parties hereto;

                (b) By either Buyer or Seller, if the Closing has not occurred by October 31, 2001 (subject to a 30 day extension which may be requested by Seller and shall be automatically granted by Buyer in the event of any delay due to the process of proxy solicitation of the Seller Stockholders Approval to the extent not due to a breach by Seller hereunder), upon written notice by such terminating party, but only if the Closing shall not have occurred for a reason other than the material breach by such terminating party of its representations, warranties, covenants or agreements contained herein;

                (c) By Buyer, by written notice to Seller, if there has been a material violation or breach of any of Seller's covenants or agreements made herein or in connection herewith and such violation or breach has not been waived by Buyer;

                (d) By Seller, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith and such violation or breach has not been waived by Seller;

                (e) by Buyer, by written notice to Seller, if any condition in
Section 4.1 has not been satisfied as of the date specified for Closing pursuant to Section 1.7 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date; or

                (f) by Seller, by written notice to Buyer, if any condition in
Section 4.2 has not been satisfied as of the date specified for Closing pursuant to Section 1.7 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date.

        7.2 EFFECTS OF TERMINATION. If this Agreement is terminated as provided in Section 7.1 hereof, then this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto (or any of their respective stockholders, officers, directors or employees) except that the obligations of the parties in Sections 7.3, 8.1 and 8.9 will survive; provided, however, that if Buyer terminates this Agreement pursuant to Section 7.1(c) hereof, or Seller terminates this Agreement pursuant to Section 7.1(d) hereof, the non-terminating party shall remain liable for any breach hereof.

        7.3 PAYMENT DUE UPON TERMINATION. In the event that (i) Seller determines not to continue with the transactions contemplated herein in order to consummate a Superior Proposal as described in Section 3.3(b), and Seller terminates this Agreement and (ii) there is a sale, in a single transaction or series of transactions, of Seller or all or substantially all of Seller's assets or any securities (other than pursuant to Stock Options) to any third party within twelve (12) months after Seller's termination of this Agreement, Buyer shall be entitled to receive from Seller $250,000 (the "Topping Payment"). In the event Buyer is entitled to the Topping Payment, the Topping Payment shall be due and payable at the time of the closing of the applicable event in clause
(ii) above.


        8. MISCELLANEOUS PROVISIONS.

        8.1 CONFIDENTIALITY. The parties acknowledge and agree that this Agreement, the transactions contemplated hereby and the information they have provided or will provide to each other in connection herewith are subject to the terms of that certain Mutual Nondisclosure Agreement dated as of April 9, 2001 by and between Buyer and Seller, which shall continue in full force and effect.

        8.2 DISCLOSURE SCHEDULES. All schedules to this Agreement are integral parts to this Agreement. Nothing in a schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by explicit cross-reference to another schedule to this Agreement. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made in connection with the existence of the document or other item itself. Seller is responsible for preparing and arranging the schedules corresponding to the lettered and numbered paragraphs contained herein. Disclosure made in any schedule shall be deemed to have been disclosed with respect to any other schedule to which such disclosure reasonably relates.

        8.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

        8.4 NOTICES. All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given when delivered by hand, posted in the United States mail by registered or certified mail with postage pre-paid, return receipt requested or by facsimile or e-mail with confirmation of transmission; (a) if to Buyer, at 100 Broadway, New York, New York, Attention:
Mark Lieberman, facsimile number: (212) 233-8124, e-mail address: mark@ivtweb.com; copy to Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020, Attention: John D. Vaughan, Esq., facsimile number: (212) 536-3901; and (b) if to Seller, at 13160 Mindanao Way, Marina del Rey, California, Attention: Robert Greene, facsimile number:
(310) 306-0602, e-mail address: bobg@digitallava.com; copy to Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, Attention:
Greg Pettigrew, Esq., facsimile number: (213) 891-8763; or to such other address(es) as shall be specified by like notice to all other parties hereto.

        8.5 AMENDMENTS. This Agreement may be amended or modified at any time prior to the Closing, but only by a written instrument executed by all of the parties hereto.

        8.6 ENTIRE AGREEMENT. This Agreement (together with the other agreements, certificates, instruments and documents delivered pursuant hereto and the schedules attached hereto and the Mutual Nondisclosure Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior term sheets, agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

        8.7 APPLICABLE LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts entered into and to be wholly performed in said State. The parties hereby consent to the exclusive jurisdiction of Federal and New York State courts located in the County of New York and agree that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof.

        8.8 HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

        8.9 FEES AND DISBURSEMENTS. Each of Buyer and Seller shall pay its own expenses, and the fees and disbursements of the counsel, accountants, auditors and other third parties retained by it in connection with the preparation, execution, delivery and performance of this Agreement ("TRANSACTIONAL EXPENSES") whether or not the transactions contemplated hereby shall be consummated.

        8.10 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party.

        8.11 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        8.12 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.


                            [signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the day and year first above written.


                                       INTERACTIVE VIDEO TECHNOLOGIES, INC.



                                       By:  /s/ Mark Lieberman
                                           -------------------------------------
                                           Mark Lieberman
                                           Chairman and Chief Executive Officer



                                       DIGITAL LAVA INC.



                                       By:  /s/ Robert Greene
                                           -------------------------------------
                                           Robert Greene
                                           Chief Executive Officer

           THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS
                              OF DIGITAL LAVA INC.
     FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 30, 2001


The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and Proxy Statement, each dated October __, 2001, and hereby names, constitutes and appoints Robert Greene and Bennet Lientz, Jr., proxies and attorneys-in-facts, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of the Stockholders of Digital Lava Inc. (the "Company") to be held at 13160 Mindanao, Suite 350, Marina Del Rey, California 90292 on October 30, 2001, at 10:00 a.m., and at any postponement or adjournment thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

PROPOSAL 1--APPROVAL AND ADOPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION OF DIGITAL LAVA.

/ / FOR PROPOSAL 1         / / AGAINST PROPOSAL 1     / / ABSTAIN ON PROPOSAL 1

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 1.

PROPOSAL 2--IF THE PLAN OF LIQUIDATION AND DISSOLUTION IS APPROVED, APPROVAL OF THE SALE OF ASSETS PURSUANT TO THE ASSET PURCHASE AGREEMENT BY AND BETWEEN DIGITAL LAVA AND INTERACTIVE TECHNOLOGIES, INC.

/ / FOR PROPOSAL 2         / / AGAINST PROPOSAL 2     / / ABSTAIN ON PROPOSAL 2

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.

               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE APPROVAL AND ADOPTION OF THE PLAN OF LIQUIDATION AND DISSOLUTION OF DIGITAL LAVA; AND (2) IF THE PLAN OF DISSOLUTION IS APPROVED, FOR THE APPROVAL OF THE SALE OF ASSETS PURSUANT TO THE TERMS OF THE ASSET PURCHASE AGREEMENT.


Signature                                     Date:


Signature                                     Date:

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)